Exhibit 10.29

EXECUTION COPY

MASTER SERVICES AGREEMENT

BY AND BETWEEN

MICHAELS STORES, INC

AND

TATA AMERICA INTERNATIONAL CORPORATION

JANUARY, 16,  2009

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8.	Equipment and Third Party Contracts		12

	8.1	Existing Equipment	12
	8.2	Technology Acquisitions	13
	8.3	Managed Agreements	14
	8.4	Managed Agreement Invoices	14
	8.5	Assigned Agreements	15
	8.6	Assigned Agreement Invoices	15
	8.7	Performance Under Third Party Contracts	15

9.	Service Levels and Reports		15

	9.1	Service Levels	15
	9.2	Knowledge Sharing	16
	9.3	Reports	16
	9.4	Relief Events	16

10.	Customer Satisfaction and Benchmarking		17

	10.1	Customer Satisfaction Surveys	17
	10.2	Disputes	17
	10.3	Benchmarking Process	17
	10.4	Benchmarking Overview	17
	10.5	Benchmark Results Review and Adjustments	18
	10.6	Benchmarking Disputes	19

11.	Service Locations		19

	11.1	Service Locations	19
	11.2	New Service Locations	19
	11.3	Safety and Security Procedures	20

12.	Supplier Staff		20

	12.1	Supplier Account Manager	20
	12.2	Key Supplier Personnel	20
	12.3	Supplier Staff	21
	12.4	Turnover of Supplier Staff	21
	12.5	Conduct of Supplier Personnel	22
	12.6	Assignment to Competitors	22
	12.7	Subcontractors	22
	12.8	No Termination of Employment	23
	12.9	Non-Solicitation	23
	12.10	Co-Employment	23
	12.11	Transitioned Employees	24

13.	Governance and Change Control		24

	13.1	Governance	24
	13.2	Policies and Procedures Manual	24
	13.3	Change Management Process	24
	13.4	No Liability for Changes Not Approved	25

14.	Proprietary Rights		25

	14.1	Ownership of Background Technology and Derivative Works	25
	14.2	Michaels Software	25
	14.3	Supplier Software	25
	14.4	Commissioned Materials	26
	14.5	Michaels-Owned Materials	26
	14.6	Further Assurances	26
	14.7	Supplier IP	27
	14.8	Residual Knowledge	27
	14.9	Framework Initiative Work Products	28

15.	Data		28

	15.1	Ownership and Use of Michaels Data	28
	15.2	Correction and Reconstruction	28
	15.3	Provision of Data	29
	15.4	Data Privacy	29
	15.5	Data Security	29
	15.6	Protection of Michaels Data	30

16.	Consents		30

17.	Continued Provision of Services		30

	17.1	Disaster Recovery Plan	30
	17.2	Force Majeure	31
	17.3	Alternate Source	31
	17.4	Allocation of Resources	32

18.	Payments		32

	18.1	Fees	32
	18.2	Invoices	32
	18.3	Timeliness of Invoices	32
	18.4	Payment	32
	18.5	Fee Disputes	32
	18.6	Due Diligence	33
	18.7	No Other Charges	33
	18.8	No Payment for Unperformed Services	33

	18.9	Most Favored Customer	33
	18.10	Certain Commitments By Parties	33

19.	Taxes		33

	19.1	Taxes	33
	19.2	Relocation of Services	34
	19.3	Other Taxes	34
	19.4	Segregation of Fees	34

20.	Audits		35

	20.1	Services	35
	20.2	Fee Records	35
	20.3	SAS 70 Reports;	35
	20.4	Certain Audits	37
	20.5	Record Retention	38
	20.6	Facilities	39
	20.7	General Audit Procedures	39
	20.8	Supplier Audits	40

21.	Confidentiality		40

	21.1	General Obligations	40
	21.2	Unauthorized Acts	41
	21.3	Injunctive Relief	41
	21.4	Return of Confidential Information	41

22.	Representations and Warranties		42

	22.1	By Michaels	42
	22.2	By Supplier	42
	22.3	DISCLAIMER	43

23.	Additional Covenants		43

	23.1	By Michaels	43
	23.2	By Supplier	43

24.	Dispute Resolution		45

	24.1	Resolution Procedures	45
	24.2	Exclusions	46
	24.3	Continuity of Services	46

25.	Termination		46

	25.1	Termination for Convenience	46

	25.2	Termination for Change in Control of Michaels	46
	25.3	Termination for Change in Control of Supplier	46
	25.4	Termination for Cause	46
	25.5	Termination in Case of Insolvency	47
	25.6	Service Level Failures	47
	25.7	Effect of Termination	48

26.	Termination Fees		48

	26.1	Termination Fees	48
	26.2	No Other Termination Fees	48

27.	Termination Assistance and Exit Rights		48

	27.1	Termination Assistance	48
	27.2	Payment	48
	27.3	Exit Rights	49

28.	Indemnities		50

	28.1	Indemnity by Michaels	50
	28.2	Indemnity by Supplier	52
	28.3	Obligation to Replace	53
	28.4	Indemnification Procedures	54

29.	Damages		54

	29.1	Consequential Damages	54
	29.2	Direct Damages	54
	29.3	Exclusions	55

30.	Insurance		55

	30.1	Documentation	55
	30.2	Types and Amounts	56
	30.3	Policy Requirements	57
	30.4	Risk of Loss	57

31.	Miscellaneous Provisions		57

	31.1	Assignment	57
	31.2	Notices	57
	31.3	Counterparts	58
	31.4	Relationship	58
	31.5	Severability	58
	31.6	Waivers	58
	31.7	Timing and Cumulative Remedies	58
	31.8	Entire Agreement	58

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31.9	Amendments	58
31.10	Survival	58
31.11	Third Party Beneficiaries	58
31.12	Governing Law and Venue	59
31.13	Covenant of Further Assurances	59
31.14	Export	59
31.15	Conflict of Interest	59
31.16	Publicity	59

TABLE OF EXHIBITS

Exhibit 1	Definitions
Exhibit 2	Statements of Work
Exhibit 3	Service Level Management
Exhibit 4	Pricing
Exhibit 5	Governance and Change Management Process
Exhibit 6	Service Locations
Exhibit 7	Michaels Policies
Exhibit 8	Key Supplier Personnel
Exhibit 9	Third-Party Contracts
Exhibit 10	Reports
Exhibit 11	Michaels Agent NDA
Exhibit 12	Competitors
Exhibit 13	Disaster Recovery Plan
Exhibit 14	Transition Plan
Exhibit 15	Human Resources
Exhibit 16	Current and Planned Projects
Exhibit 17	Source Code Escrow
Exhibit 18	Customer Satisfaction Surveys
Exhibit 19	Approved Benchmarkers
Exhibit 20	TCSL Joint and Several Liability Commitment
Exhibit 21	Additional Services

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “Agreement”), dated as of the Effective Date, is between Michaels Stores, Inc, a Delaware corporation (“Michaels”) acting on its own behalf and on behalf of its subsidiaries, and Tata America International Corporation, operating as TCS America, a New York corporation (“Supplier”).

RECITALS

WHEREAS, Supplier desires to provide to Michaels, and Michaels desires to obtain from Supplier, the information technology services and related services and the business process services and related services described in this Agreement on the terms and conditions set forth in this Agreement;

WHEREAS, Michaels and Supplier have engaged in extensive discussions and negotiations that have culminated in the formation of the relationship described in this Agreement.

NOW, THEREFORE, for and in consideration of the agreements set forth below, Michaels and Supplier agree as follows:

1.            DEFINITIONS AND INTERPRETATION

1.1          Definitions.  The terms used in this Agreement with initial capital letters that are not defined herein have the meanings set forth in Exhibit 1.

1.2          Interpretation.

(a)           The Exhibits, as amended from time to time, attached to this Agreement are hereby incorporated into and deemed part of this Agreement.  All references to “Agreement” herein include the Exhibits to this Agreement.  All references to “Exhibits” herein include the attachments and appendices to such Exhibits.

(b)           Any reference to an “Article,” “Section,” or “Exhibit” shall be to such Article, Section or Exhibit of this Agreement, unless otherwise expressly provided.

(c)           The headings preceding the text of Articles and Sections and the headings to Exhibits, the table of contents, and other portions of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(d)           The use of the terms “including,” “include” or “includes” shall in all cases mean “including without limitation,” “include without limitation” or “includes without limitation,” respectively.

(e)           Except as specifically set forth in this Agreement:  (i) consents and approvals to be given by a Party under this Agreement shall not be unreasonably withheld or delayed; (ii) each Party shall make only reasonable requests under this

Agreement; and (iii) all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Agreement must be made in writing and by a representative who, in the circumstances, can be reasonably expected to carry the necessary authority in order to be binding.

(f)            The Parties acknowledge and agree that they have negotiated the terms and conditions of this Agreement and that any provision contained herein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter, but shall be construed according to the intent of the Parties as evidenced by the entire Agreement.

1.3          Order of Precedence.  Except as otherwise expressly set forth in the body of this Agreement or in an Exhibit, in the event of a conflict, ambiguity or inconsistency between the provisions in the body of this Agreement, any Exhibit, any attachment or any document incorporated by reference, then such conflict, ambiguity or inconsistency shall be resolved by giving precedence to the document higher in the following order of priority:

(a)           first, the provisions in the body of this Agreement;

(b)           second, the provisions in the Exhibit;

(c)           third, the provisions in any attachment or appendices to the Exhibit; and

(d)           fourth, any other documents incorporated by reference.

2.            TERM

2.1          Initial Agreement Term.  The initial term of this Agreement shall commence on the Effective Date and continue until 23:59 (Pacific Time) on the Initial Agreement Expiration Date unless the Agreement is extended pursuant to Section 2.2 in which case, the last day of the final Extension Period, or such earlier date upon which this Agreement is terminated in accordance with its terms (the “Initial Agreement Term”).

2.2          Renewal and Extension.  At least 12 months prior to the Initial Agreement Expiration Date, Supplier shall provide to Michaels the terms, conditions and pricing that Supplier proposes would apply to any renewal term of this Agreement.  If Michaels desires to renew this Agreement, but the Parties are unable to agree on the terms, conditions and pricing for a renewal term 120 days before the Initial Agreement Expiration Date, Michaels may elect to extend the Agreement Term by written notice of extension provided to Supplier no later than 60 days before the Initial Agreement Expiration Date, for a period of up to 12 months from the Initial Agreement Expiration Date, to be determined in Michaels’ sole discretion and set forth in such extension notice (“First Extension Period”).   The terms and conditions of this Agreement as in effect as of the Initial Agreement Expiration Date shall continue to be in force during the First Extension Period, including the pricing and rates as set forth in Exhibit 4 for the First Extension Period.  If the Parties are unable to reach agreement on the terms, conditions and pricing applicable to the renewal of this Agreement 60 days before the end of the First Extension Period, Michaels may elect to:  (a) allow this Agreement to expire at the end of such First Extension Period; or (b) further extend the Agreement Term by written notice provided to Supplier no later than 60 days prior to the End of the First Extension Period for an additional Extension Period of 12 months (“Second Extension Period”) on the then applicable terms, conditions including the pricing and rates applicable to such additional Extension Period as set forth in Exhibit 4. For clarity, if Michaels does not elect to exercise its option to extend for the Second Extension Period by providing the required notice in a timely manner, the Agreement shall expire at the end of the Second Extension Period.

3.                                    PARENT LIABILITY AND RESPONSIBILITY.

As a condition precedent to the effectiveness of this Agreement, Supplier’s parent, Tata Consultancy Services Ltd (an Indian corporation), shall provide a joint and several liability letter for full performance of Supplier’s obligations under this Agreement in the form substantially as attached hereto as Exhibit 20.

4.            SERVICES

4.1          Scope of Services.  The term “Services” means:

(a)           the services, functions, and responsibilities described in this Agreement; as amended from time to time during the Term, including the Base Services and the Consulting Services;

(b)           the services, functions and responsibilities with respect to the services, functions and responsibilities described in Sections 4.1(a) and 4.1(c) that were routinely performed in the 12 month-period prior to the Effective Date by the Affected Employees and the Affected Contractors which services, functions or responsibilities were transitioned as a result of this Agreement, even if such service, functions or responsibility is not specifically described in this Agreement; and

(c)           any services, functions or responsibilities required for the proper performance and delivery of the Services or that are inherent or necessary for the proper performance of the Services, whether or not expressly identified or described in this Agreement.

as each of these services, functions or responsibilities may evolve during the Term and as they may be supplemented, enhanced, modified or replaced (e.g., to keep pace with technological advancements and improvements in the methods of delivering these services, functions or responsibilities) pursuant to the terms of this Agreement and including any supplement, enhancement, modification or replacement that arises from the exercise of Michaels’ rights under this Agreement.

4.2          Provision of Services.

(a)           Commencement Dates; Transition Services.  The obligations of the Parties under this Agreement shall commence on the Effective Date.  Beginning on the date specified in the applicable Transition Plan, Supplier shall provide the Transition Services as specified in that Transition Plan.  Beginning on the Commencement Date, Supplier shall provide all of the Services as specified in the relevant Statement of Work.

(b)           Increase or Decrease in Services.  Subject to the provisions of Exhibit 4, with respect to any Base Charges in an applicable Statement of Work, Supplier shall increase or decrease the amount of the Services provided hereunder according to Michaels’ demand for the Services.  Increases in the volume of Base Services shall not be considered New Services.  Any Change shall be agreed upon by the Parties in accordance with the Change Management Process as set forth in Exhibit 5 or the applicable Statement of Work.

(c)           Non-Exclusivity.  Except as set forth in Section 18.10 and Exhibit 4 (“Certain Commitment of Parties”), this Agreement is non-exclusive and without any minimum commitment by Michaels as to volume, scope or value.  Nothing herein shall be construed as a requirements contract, or be interpreted to prevent Michaels from obtaining from third parties, or providing to itself, any of the Services described in this Agreement (whether Services, New Services, or otherwise) or services similar thereto.

(d)           Authorized Users and Affiliates.  Supplier shall provide the Services in accordance with this Agreement to Michaels and, as directed by Michaels, to Michaels’ Affiliates and Authorized Users.  With respect to Supplier’s obligations and license grants contained in this Agreement, the term “Michaels” shall include Michaels, its Affiliates and Authorized Users.  Michaels shall add Authorized Users or Michaels’ Affiliates at its sole discretion, but Michaels shall not be obligated to obtain the Services from Supplier in respect of any of the Authorized Users or Michaels’ Affiliates.  Michaels retains the financial responsibility for the Services provided under this Agreement to any Michaels’ Affiliates and Authorized Users and to cause each Michaels’ Affiliates and Authorized Users receiving the Services or benefits of license grants under this Agreement to comply with all obligations of Michaels as they apply to such Services and licenses.

(e)           Projects; Ongoing Projects.  Supplier shall perform the Projects as directed by Michaels from time to time during the Term.  A list of projects that are ongoing or approved by Michaels as of the Effective Date, and that Supplier shall assume responsibility for as of the Effective Date, is set forth on Exhibit 16 (“Current and Planned Projects”).  The Current and Planned Projects are all within the scope of the Services and shall be provided by using a combination of the Base Charges, flex pool and Michaels resources.  All Current and Planned Projects shall be:  (i) completed in accordance with Michaels’ project management and development practices in place as of the Effective Date as set forth in Exhibit 16 (as may be amended from time to time in accordance with the Change Management Process as applicable); (ii) completed by the date or dates established in the schedule for the relevant Current and Planned Project; and (iii) subject to milestones, if any, established in the schedule for the relevant Current and Planned Project.  Any Change for any of the Current and Planned Projects shall be agreed upon by the Parties in accordance with the Change Management Process.

(f)            Resources.  Except as expressly provided otherwise in this Agreement or an agreed Statement of Work, Supplier shall provide all facilities, assets, and resources (including personnel, Equipment, and Software) necessary to provide the Services and otherwise meet its obligations under this Agreement or an agreed Statement of Work.  Supplier shall provide to Michaels, at no cost, two lean resources onsite and one lean resource offshore who will be dedicated for driving business process efficiency.

4.3          Savings Clause.  Michaels recognizes that Supplier’s performance of the Services may be dependent on Michaels ‘s (including Michaels Agents) performance of certain related tasks.  All such tasks are set forth in this Agreement and/or the Statement of Work applicable to such Services (“Retained Responsibilities”).  Michaels shall not be responsible for, and Supplier’s performance shall be deemed not to be dependent upon, the performance of any other related tasks under this Agreement.  Supplier will be excused from the failure to perform an obligation hereunder or the failure to achieve a Milestone or Service Level, to the extent that such failure is directly caused by Michaels’ failure to perform a Retained Responsibility; provided that:

(a)           Supplier promptly provides Michaels with advance notice in writing identifying in detail the Retained Responsibility in question and the failure by Michaels for which Michaels is responsible to perform and the relevant Supplier obligation or Service Level that is at risk; and

(b)           Supplier continues to use commercially reasonable efforts to perform its obligation notwithstanding Michaels’ non-performance of the Retained Responsibility; and

(c)           Supplier provides a root cause analysis report in accordance with the procedure established in the Policies and Procedures Manual for review and approval by Michaels. In the event of disagreement the matter shall be resolved according to the dispute resolution procedure as specified in Section 24 of this Agreement.

4.4          Technology Evolution.  Supplier shall perform the Services using generally accepted technological methods of service delivery for services similar to the Services, including advancements and improvements to such methods that occur during the Term, and shall, with Michaels’ prior approval and without additional charge to Michaels, maintain a level of technology (including the Systems that are the responsibility of Supplier) used to provide the Services that is at least current with the level of technology:  (a) that Supplier uses in providing services to its other customers; and (b) generally accepted in the industry and compatible with commercial applications generally adopted in Michaels’ industries during the Term.  Supplier shall meet with Michaels periodically, at least once during every 120-day period or as otherwise requested by Michaels, to inform Michaels of any new information technology Supplier is developing or information technology trends and directions of which Supplier is aware that could reasonably be expected to have an effect on Michaels’ business operations.  Michaels acknowledges that Supplier’s compliance with the technology evolution requirements set forth in this Section 4.4 may require Michaels to upgrade or replace Michaels System at Michaels’ cost and expenses at Michael’s sole discretion. In the event Michael’s, at its sole discretion, decides not to invest in such upgrade or replacement in the technology, Supplier will be relieved of its obligation with respect to new technology only to the extent that Michaels failure to invest in the required upgrade or replace Michaels Systems prevents Supplier from implementing the new technology.

4.5          Governmental Approvals.  Michaels shall, at its cost and expense, obtain and maintain all Governmental Approvals that Michaels is required by Law to obtain, maintain, or provide, for engaging Supplier for the Services as contemplated in this Agreement and to receive and use the Services, other than Supplier Governmental Approvals (collectively, “Michaels

Governmental Approvals”).  Supplier shall, at its cost and expense, obtain and maintain all Governmental Approvals that Supplier is required by Law to obtain, maintain, or provide, for performing and delivering the Services as contemplated in this Agreement, other than Michaels Governmental Approvals, (collectively, “Supplier Governmental Approvals”).  With respect to any Michaels Governmental Approvals that Michaels may be required by Law to obtain, maintain or provide in a country in which Supplier has a Supplier Service Location (excluding such Michaels Government Approvals that Michaels is required to obtain, maintain or provide in the United States of America) Supplier is responsible to notify Michaels of any such requirement and assist and assume administrative and operational responsibility for obtaining such Governmental Approvals, it being agreed that Michaels will retain financial responsibility for the cost and expenses of such Michaels Governmental Approvals. Upon request by either Party, the other Party shall provide to the requesting Party reasonable cooperation and assistance in obtaining Governmental Approvals hereunder.

4.6          Compliance with Laws.  Michaels shall be responsible for all Laws applicable to Michaels and its business (i.e., Michaels would be liable to a Government Authority in the case of non-compliance with the Law) that affect the provision or receipt of the Services, other than Supplier Laws (“Michaels Laws”).  Supplier shall be responsible for all Laws applicable to Supplier and Supplier’s business (i.e., Supplier would be liable to a Governmental Authority in the case of non-compliance with the Law) that affect the performance or delivery of the Services, (“Supplier Laws”).  Notwithstanding the foregoing, the Parties acknowledge that a Law may be both a Supplier Law and a Michaels Law and, in such case, each Party’s obligations under this Agreement with respect to such Law shall continue to apply, except that the costs necessary to implement changes to the Services necessary to comply with changes in such Law shall be allocated equitably between the Parties.   With respect to any Michaels Laws that apply to Michaels in a country in which Supplier has a Supplier Service Location (excluding such Michaels Laws applicable to Michaels and its business in the United States of America) as a result of the consummation of the transactions contemplated by this Agreement (i.e., any Michaels Laws that would not have applied to Michaels but for the transactions contemplated by this Agreement), Supplier is responsible to notify Michaels of any such Laws and assist Michaels in all reasonable manner for Michaels to be in compliance with such Laws, it being agreed that Michaels will retain financial responsibility if any arising from such compliance.

4.7          Changes in Law.

(a)           Changes in Supplier Laws and Michaels Laws.  Michaels shall monitor and promptly identify and notify Supplier of all changes in Michaels Laws.  Supplier shall monitor and promptly identify and notify Michaels of all changes in Supplier Laws.

(b)           Effect of Changes in Laws.

(i)            Identification of Impact.  Supplier and Michaels shall work together to identify the effect of changes in Laws on the provision or receipt of the Services.

(ii)           Michaels Laws.  With respect to changes in Michaels Laws, the Parties shall discuss modifications to the Services, if any, necessary to comply with such changes.  Supplier shall promptly thereafter propose any adjustment to the applicable Fees associated with such modifications; provided that any such adjustment shall be based solely upon Supplier’s incremental costs associated with the implementation of such modifications.  Upon Michaels’ consent, Supplier shall implement such modifications to the Services in a timely manner.

(iii)    Supplier Laws.  With respect to changes in Supplier Laws, Supplier shall implement in a timely manner, at its own cost and expense, any changes in the Services required to comply with such changes; provided, that if such changes have a material effect on the provision or receipt of the Services, Supplier shall obtain Michaels’ consent before implementing such changes.

(iv)     Reduction in Services.  Notwithstanding any Michaels consent obtained under Sections 4.7(b)(ii) and 4.7(b)(iii), if any change in Law, change in the Services required to conform to any change in Law, or failure of Supplier to obtain any Supplier Governmental Approval, results in a reduction in the Services; in the level or quality of the Services; or in a substantial increase in the Fees, then Michaels may elect either to:  (A) negotiate and implement an equitable reduction to the applicable Fees (in the case of a reduction in the Services or in the level or quality of the Services); or (B) terminate the affected portion of the Services as of the date specified by Michaels in its notice of termination without payment of any Termination Fees.

4.8          Standards and Policies.  Without limiting Supplier’s other obligations under this Agreement, in performing the Services the Supplier shall comply with:  (a) Michaels’ information management, technical architecture, change and problem management, and product standards including those specified in Exhibit 7; (b) the policies and procedures contained in the Policies and Procedures Manual; (c) all Michaels Polices and any policies and procedures applicable at individual Michaels Service Locations, including all such policies related to professional conduct, safety, health, access to information systems, and access to physical locations; and (d) all other Michaels policies, procedures, standards or guidelines applicable to the provision or receipt of the Services.  Michaels shall provide Supplier the details of Michaels policies, procedures, standards or guidelines in effect as of the Effective Date of which Supplier’s compliance is required (by hard copies or allowing access to electronic repositories) and notify Supplier of any changes to any such Michaels policies, procedures, standards or guidelines (including the addition of new policies, procedures, standards or guidelines).

5.             TRANSITION; ACQUISITIONS AND DIVESTITURES; COOPERATION

5.1          Transition Services.  For each Statement of Work where Supplier is taking over services, functions or responsibilities previously performed by Michaels (a “Transition”), the Parties shall develop and agree upon a detailed transition plan that shall conform with the high-level transition plan set forth in Exhibit 14 and contain the detailed information specified therein (“Transition Plan”) which shall be an Appendix to such Statement of Work.  The Transition Plan shall include a schedule for the transition of the Services (the “Transition Schedule”) and the specific tasks and resources required of Michaels.  Supplier shall perform all services, functions, and responsibilities necessary to accomplish the transition of Services set forth in this Agreement, to Supplier (the “Transition Services”).  Supplier shall perform the Transition Services in accordance with the Transition Plan and without causing material disruptions to Michaels’ business operations.  Supplier and Michaels shall each designate an individual who shall be responsible for managing and implementing the Transition Services on behalf of respective Party that he/she represents (the “Transition Managers”), as well as individuals for each of Michaels’ facilities and functions affected by the transition (“Individual Transition Managers”) who shall be responsible for managing and implementing the Transition Services specific to such facilities and functions.  Unless otherwise expressly specified in the Transition Plan, there should be no charges for the Transition Services other than the Transition Charges.    Until the completion of the applicable Transition Services, the Supplier Transition Manager and each Individual Transition Manager shall review with the Michaels Transition Manager and each Individual Transition manager of Michaels along with Michaels Account Manager the status of the Transition Services as requested by the Michaels Account Manager.

5.2          Transition Milestones.  The Transition Plan includes a list of milestones relating to Supplier’s obligations under the Transition Plan.  If Supplier fails to achieve any milestone designated as a Critical Transition Milestone the completion date specified for such Critical Transition Milestone in the Transition Plan (subject to a grace period of no more than two weeks) Michaels shall not be required to pay any portion of any Transition Charge associated with such Critical Transition Milestone unless and until Supplier’s completion of the milestone is approved by Michaels.  If Supplier fails to achieve any Transition Milestone for which a Transition Credit is due by the date specified for such Critical Transition Milestone in the Transition Plan and such delay exceeds the grace period of two weeks, then Supplier shall apply the Transition Credit against the Fees.  If Supplier fails to achieve any Critical Transition Milestone by the completion date specified for such milestone in the Transition Plan, Michaels may, subject to allowing a grace period of two weeks, elect to terminate the applicable Statement of Work as of the date specified by Michaels in its notice of termination without payment of any Termination Fee.  Michaels agrees that Supplier shall not be responsible or liable for any delay or failure in achieving a Transition Milestone, such delay or failure shall not be a breach entitling Michaels to terminate the applicable Statement of Work if and only to the extent that Section 4.3 or Section 9.4 applies to such delay or failure.  Where any delay of more than 4 weeks to a Critical Transition Milestone arises directly as a result of a delay or failure of Michaels (including any Michaels Agents) to perform a tasks upon which the Supplier’s provision of the Transition Services is dependent, as such tasks are specifically identified in the Transition Plan, Michaels shall pay, any incremental increase in the cost of Transition that arises as a result of any such delay; provided that Supplier documents that incremental increase and takes such steps as are necessary to mitigate the amount of that incremental increase.  Supplier shall, at the time of any such delay to a Critical Transition Milestone, provide Michaels with specific notice of such delay that describes to Michaels the Critical Transition Milestone impacted and the expected nature and extent of the incremental cost to be charged by Supplier to Michaels as a result of the delay to the Critical Transition Milestone.

5.3          Transformation. Supplier shall perform all services, functions, and responsibilities necessary to accomplish the transformation of Michaels’ information technology operations and capabilities, and Michael’s other business operations and capabilities set forth in this Agreement, in accordance with the applicable Statement of Work (the “Transformation Services”).  The Transformation Services shall form part of the Services and shall be subject to the Service Levels agreed in the applicable Statement of Work and be subject to the provisions of Section 4.3 and Section 9.4.  Unless otherwise expressly specified in the Statement of Work, there should be no charges for the Transformation Services other than the fees, if any, set forth in the applicable Statement of

Work.

5.4          New Entities and Divestitures

(a)           New Entities.  With respect to Michaels’ acquisition of other entities, or Michaels’ inclusion of additional Affiliates or Authorized Users (collectively, “New Entities”), Supplier shall, as requested by Michaels, provide support services as necessary to incorporate the New Entities’ information technology systems into the Systems, including those services specified in the Statements of Work and any required planning and design services, and shall upon Michaels’ request, provide the Services, whether all or a portion specified by Michaels, to the New Entities in accordance with this Agreement. Michaels retains the financial responsibility for the Services so provided and to cause each New Entities to comply with all obligations of Michaels as they apply to such Services.  Suppliers’  charges as a result of the provision of the Services to a New Entity shall be in accordance with this Agreement.  Supplier may also charge additional one-time Fees for the completion of any services, functions, and responsibilities necessary for the incorporation of the New Entities’ information technology systems into the Systems where such Fees have been agreed upon by Michaels and Supplier prior to Supplier commencing the provision of any such services, functions or responsibilities.  To the extent any acquisition by Michaels results in additional Services or any New Services for the Supplier under this Agreement, any due diligence activity performed by Supplier on behalf of Michaels shall be at no cost to Michaels.  For clarity, if Michaels requires or requests any other services, activity or responsibility in addition to due diligence, Supplier shall be entitled to bill Michaels for such additional effort unless Michaels permits Supplier to utilize the existing resources and personnel already charged to Michaels.

(b)           Divestitures.  If Michaels divests itself of a business unit or entity, or removes an Affiliate or Authorized Users from the scope of this Agreement (collectively, “Divested Entities”), Supplier shall continue to provide, at Michaels’ request, the Services to the Divested Entity for up to 24 months from the effective date of such divestiture or removal, as the case may be, under the then-current terms, conditions and pricing of this Agreement.  Supplier shall provide support services to Michaels, the Divested Entity, and, as applicable, the acquiring entity as may be necessary to transfer the Divested Entities’ information technology systems to a third party or enable such entity to provide information technology services to itself, including those services specified in the Statements of Work.  Michaels retains the financial responsibility for the Services so provided and to cause each Divested Entities to comply with all obligations of Michaels as they apply to such Services; provided that if a Divested Entity enters into a separate written agreement with Supplier for the ongoing provision of such Services, Michaels shall have no obligation with respect to such entity’s performance of its obligations or payment of fees associated with such Services after such entity is divested or removed by Michaels.

5.5          Cooperation with Third Parties.  Michaels currently engages, or may from time to time in the future, hire subcontractors, consultants, or other third parties (“Michaels Third Party Contractors”) to perform services or provide products to Michaels.  Supplier shall cooperate with and work in good faith with any Michaels Third Party Contractors.

6.             NEW SERVICES

6.1          New Services.  Michaels may from time to time during the Term and the Termination Assistance Period request that Supplier perform a New Service.  Within 10 days after receipt of such a request from Michaels (or such other time as Michaels and Supplier may agree depending on the nature and scope of the New Service), Supplier shall provide Michaels with a written proposal for such New Service (a “New Service Proposal”) which proposal shall be in the form of a new Statement of Work and include at minimum:

(a)           a description of the services, functions and responsibilities Supplier anticipates performing in connection with such New Service;

(b)           a schedule for commencing and completing such New Service;

(c)           Supplier’s fees for such New Service, including a detailed breakdown of such fees;

(d)           when appropriate, a description of any new Software or Equipment to be provided by Michaels or Supplier in connection with such New Service;

(e)           when appropriate, the Software and Equipment and run-time requirements necessary to develop and operate any new Software;

(f)            when appropriate, a description of the human resources necessary to provide the New Service;

(g)           a description of proposed service levels and associated measurement and monitoring tools for the New Service;

(h)           when appropriate, a list of any existing Software or Equipment included in or to be used in connection with such New Service;

(i)            when appropriate, acceptance test criteria and procedures for any new Software or any products, packages or services; and

(j)            such other information as reasonably necessary or otherwise reasonably requested by Michaels.

Supplier shall not begin performing any New Service until Michaels and Supplier have agreed upon the terms for such New Service and the Michaels Account Manager has provided Supplier with written authorization to commence the New Services by executing acceptance of the New Service Proposal, a Statement of Work or other written authorization to commence work.  Any New Service performed by Supplier without such advance agreement to terms and authorization shall be deemed part of the Services without incremental charge.

6.2          Fees for New Services.  Supplier’s charges and fees specified in any New Service Proposal shall be, to the extent possible, determined in a manner consistent with the applicable pricing formulas and methodologies (including agreed upon rate cards) utilized in establishing the Fees and shall be no more than the charges and fees for such services that Supplier provides to its customers that are acquiring services of a similar type in similar volumes.  The charges and fees for any such New Service shall take into account resources and expenses of Supplier for then-existing Services that would no longer be required if the New Service were performed by Supplier.  For clarity, the charges and fees for any New Services shall be subject to those pricing mechanisms agreed to by Supplier in Exhibit 4.

6.3          Terms for New Services.  Any New Services authorized by Michaels in accordance with this Article 6 shall become part of the Services and shall be subject to the terms and conditions of this Agreement unless and only to the extent the Parties agree otherwise.

7.             MICHAELS RESPONSIBILITIES.

7.1          Michaels Account Manager.  Michaels shall appoint an individual (the “Michaels Account Manager”) who from the Effective Date of this Agreement shall serve as the primary Michaels representative under this Agreement.  The Michaels Account Manager shall:  (a) have overall responsibility for managing and coordinating the performance of Michaels’ obligations under this Agreement; and (b) be authorized to act for and on behalf of Michaels with respect to all matters relating to this Agreement.  Notwithstanding the foregoing, the Michaels Account Manager may, upon notice to Supplier, delegate such of his or her responsibilities to other Michaels Agents, as the Michaels Account Manager deems appropriate.  Michaels may replace the Michaels Account Manager upon notice to Supplier.

7.2          Michaels Resources.

(a)           Michaels Facilities.  For Supplier Staff assigned to perform Services at a Michaels Service Location as agreed under an applicable Statement of Work or as otherwise approved by Michaels, beginning on the date a Supplier Staff commences Services and continuing only as long as such Supplier Staff requires the same for the performance of the Services, Michaels shall provide to Supplier, at no charge to Supplier and subject to this Article 7, the reasonably appropriate use of infrastructure and facilities where agreed to as necessary based on role including, space designated by Michaels in the applicable Michaels Service Locations, furnishings for Supplier’s use in performing the Services and office equipment and facilities (such as required office supplies, printing, telephone, fax and e-mail facilities, office space, parking, and access to available cafeteria if any) and access to desktop computers at Michaels Service Locations that are required to provide Supplier Staff with access to the Michaels Systems and performing the Services (“Michaels Facilities”).

(b)           Systems.  Michaels shall grant Supplier access to any Michaels Systems, solely for the purpose of Supplier performing the Services, and Supplier’s access shall be limited to those specific Systems as reasonably necessary for Supplier to perform the Services including Systems identified in this Agreement and/or applicable Statement of Work and the time periods and personnel designated by Supplier and agreed to by Michaels and Supplier.  Supplier’s access shall be subject to the Michaels Policies, and such business control and information protection policies, standards, and guidelines as may be made available to Supplier by Michaels from time to time.  Any other use by Supplier of any other Michaels assets or property or systems is prohibited.

7.3          Use of Michaels Facilities.  Supplier shall use the Michaels Facilities for the sole and exclusive purpose of providing the Services; and comply with the obligations set forth below in this Section 7.3.  Use of Michaels Facilities by Supplier does not constitute a leasehold interest in favor of Supplier or any Supplier Agents.  Supplier shall comply with the following obligations:

(a)           Supplier and Supplier Agents shall comply with the requirements related to Michaels Facilities contained in this Agreement.

(b)           Supplier and Supplier Agents shall use the Michaels Facilities in an efficient manner.  To the extent that Supplier or Supplier Agents operate in such areas in a manner that unnecessarily increases facility costs incurred by Michaels, Michaels reserves the right to require Supplier to pay for such increased costs.

(c)           Supplier and Supplier Agents shall keep the Michaels Facilities in good order, not commit or permit waste or damage to such facilities, not use such facilities for any unlawful purpose or act.

(d)           Supplier and Supplier Agents shall comply with all of the Michaels Policies and all of Michaels’ standard and site-specific policies and procedures in effect from time to time at the Michaels Service Locations, including procedures for the physical security of the Michaels Service Locations.

(e)           Supplier and Supplier Agents shall permit Michaels and Michaels Agents to freely enter the Michaels Facilities at any time and without notice to perform facilities-related services, conduct audits in accordance with Article 20, and as otherwise as requested by Michaels.

(f)            Supplier and Supplier Agents shall not make any improvements or changes involving structural, mechanical or electrical alterations to the Michaels Service Locations without Michaels’ written approval.  Any such improvements or changes shall become the property of Michaels or its lessors.

(g)           When the Michaels Facilities are no longer required for performance of the Services, Supplier shall return such areas to Michaels in substantially the same condition as when Supplier began using such locations, subject to ordinary wear and tear.

8.             EQUIPMENT AND THIRD PARTY CONTRACTS

8.1          Existing Equipment

(a)           Michaels retains financial responsibility for all Equipment required in connection with the Services at any Michaels Service Location.  In addition, Michaels also retains financial responsibility for any special Equipment for Services or New Services introduced after the Effective Date for performance at any Supplier Service Location, provided that the requirement and necessity of each item of such special Equipment Parties shall specifically be agreed within the applicable Statement of Work.  With respect to Equipment that is owned or leased by Michaels, including Equipment purchased for Michaels by Supplier pursuant to

Section 8.2(b) (collectively, “Michaels Equipment”), Michaels grants to Supplier during the Term the right to access and use the Michaels Equipment solely to the extent necessary to perform the Services.

(b)           Supplier acknowledges that it has no legal or equitable claim to the Michaels Equipment and agrees not to contest ownership of such Equipment.

(c)           Throughout the Term, and thereafter for the purposes of Termination Assistance Services, Supplier shall keep any Michaels Equipment that is removed from Michaels premises or is stored along with Supplier Equipment separate from the property of Supplier and of third parties, and shall properly identify such Equipment as Michaels’ property.

(d)           Supplier shall not purport to pledge, or in any way charge by way of security, permit any lien to be placed on, or otherwise encumber or permit the encumbrance in any way, any of the Michaels Equipment which shall at all times remain Michaels’ or the applicable third party lessor’s property and shall irrevocably waive any rights which may arise under Law to take a lien over the Michaels Equipment for any sums due to Supplier pursuant to this Agreement.

8.2          Technology Acquisitions

(a)           Each Party is financially responsible for any refresh, replacement and maintenance of Equipment and Software that it is required to provide under this Agreement and/or an applicable Statement of Work.  Supplier and Michaels each shall acquire at its costs and expense any Equipment and Software required to fulfill its technology refresh obligations specified in the applicable Statement of Work.

(b)           If Michaels requests that Supplier obtain on Michaels’ behalf any Equipment or Software (collectively, “New Equipment”) Supplier shall:  (i) identify the terms on which Supplier could purchase such New Equipment, which terms shall include:  (A) the third party invoice price for such New Equipment (adjusted for any rebates, volume or other discounts, and other similar reductions in the price of such New Equipment (collectively, “Discounts”) whether provided at the time of purchase or thereafter)(“Invoice Price”); (B) Supplier’s proposed markup (which shall in no event exceed a percentage to be mutually agreed by the parties )(“Markup”); and (C) any freight charges and taxes associated with the purchase (“Charges”); and (D) a proposal for financing arrangement pursuant to which Michaels could pay Supplier the purchase price of the New Equipment over a specified period of time, including any associated financing fees (“Financing Fees”); and (ii) upon Michaels’ request, acquire the New Equipment on Michaels’ behalf on terms approved by Michaels.  Supplier will leverage any discounts or other favorable purchasing arrangements it may enjoy through its relationships with third parties to obtain favorable pricing for Michaels.  If the Invoice Price is subject to any Discounts that are not expressly specified on the invoice (e.g., discounts that will be realized by Supplier based on its volume of purchases of goods or services other than or in addition to the New Equipment specified on the invoice), Supplier shall provide Michaels with a description of how such Discount is applied generally to Supplier purchases and how such Discount has been applied specifically to Michaels’ purchase price for the applicable New Equipment.  Michaels shall not be required to pay any charges, fees or expenses for New Equipment other than the Invoice Price, the Markup, the Charges, and the Financing Fees (if any).

(c)           Supplier shall, upon Michaels’ request, and as directed by Michaels:  (i) purchase the New Equipment on behalf of Michaels; (ii) lease, or arrange for a third party to lease such New Equipment to Michaels; or (iii) license, or arrange for a third party to license such New Equipment to Michaels.  Michaels shall pay to Supplier, the third party supplier, third-party lessor or third-party licensor, as applicable, the purchase, lease or license fees, price (as described in Section 7.2(b) as applicable, for the New Equipment.

(d)           Except as otherwise agreed by the Parties or as otherwise provided in this Agreement:  (i) all rights in and title to any New Equipment purchased by Supplier on behalf of Michaels and paid for by Michaels shall belong to Michaels; and (ii) all New Equipment shall be new.  Supplier shall ensure that all third-party warranties with respect to New Equipment shall run to and be for the express benefit of Michaels.

8.3          Managed Agreements.  Supplier shall administer the Managed Agreements and related invoices as specified in this Section 8.3 and Section 8.4 on behalf of Michaels and shall perform its obligations and responsibilities in accordance with, and otherwise comply with, all terms of the Managed Agreements applicable to Supplier’s provision of the Services and Supplier’s use of the goods and services provided under the Managed Agreements (collectively “Applicable Terms”).  Supplier shall provide Michaels with reasonable notice of any renewal, termination or cancellation dates and fees with respect to the Managed Agreements.  Supplier shall not renew, modify, terminate or cancel, or request or grant any consents or waivers under, any Managed Agreements without the consent of the Michaels Account Manager.  Any fees or charges or other liability or obligation imposed upon Michaels in connection with:  (a) any renewal, modification, termination, or cancellation of, or consent or waiver under, the Managed Agreements, obtained or given without Michaels’ consent as required under the foregoing sentence; or (b) Supplier’s failure to comply with the Applicable Terms, shall be paid or discharged, as applicable, by Supplier.

8.4          Managed Agreement Invoices.  Michaels shall notify Third Party Contractors of Supplier’s appointment for managing the Managed Agreements and require them to submit the Managed Agreement Invoices to Supplier at Supplier’s designated address.  Supplier shall:  (a) receive all Managed Agreement Invoices; (b) review and correct any errors in any such Managed Agreement Invoices in a timely manner; and (c) submit such Managed Agreement Invoices to Michaels within a commercially reasonable period of time after Supplier’s receipt thereof.  Michaels shall pay the Managed Agreement Invoices received and approved by Supplier.  Michaels shall only be responsible for payment of the Managed Agreement Invoices and shall not be responsible to Supplier for any management or administration fees of Supplier in connection with the Managed Agreement Invoices.  Michaels shall not be responsible for any late fees with respect to the Managed Agreement Invoices if Supplier failed to submit the applicable Managed Agreement Invoices to Michaels for payment within 7 business days after receipt of the Managed Agreement Invoice where the nature of the invoice does not require any error correction.  Where the nature of the invoice is such that Supplier requires additional time to process the Managed Agreement Invoice,  Supplier shall provide Michaels with advance written notice of the need for such additional time.  If Supplier fails to submit a Managed Agreement Invoice to Michaels for payment in accordance with the preceding sentence, Supplier shall be responsible for any discount not received with respect to such Managed Agreement Invoice.  If Supplier fails to submit any Managed Agreement Invoice to Michaels for payment more than 60 days after Supplier’s receipt of such invoice and has not notified Michaels of any specific error or problem that is causing the delay, Supplier shall be responsible for payment of the entire amount of the invoice, including any late fees and other associated charges.

8.5          Assigned Agreements.  Exhibit 9 sets forth the list of Assigned Agreements assigned by Michaels to Supplier as of the Effective Date.  Michaels shall execute reasonable documentation requested by Supplier to give effect to the assignment of Assigned Agreements.  No other Michaels Third Party Contracts shall be considered as an Assigned Agreement unless and until Supplier and Michael mutually agree on the assignment and execute an appropriate assignment agreement for the applicable Michaels Third Party Contract.  The effective date of assignment shall be as set forth in such assignment agreement (“Assignment Date”).  With respect to each Assigned Agreement, Michaels retains the responsibility and liability for obligations, performances and liabilities relating to the period prior to the Assignment Date.  Supplier shall assume. all post assignment obligations and post-assignment liability for each Assigned Agreement on and from the Assignment Date of the Assigned Agreement.  Supplier shall agree to be bound by the terms of such Assigned Agreement from and after the Assignment Date.  Any modification, termination or cancellation fees or charges imposed upon Michaels in connection with any modification, termination or cancellation of, or consent or waiver under, an Assigned Agreement made by Supplier after the Assignment Date shall be paid by Supplier.  Michael’s shall reimburse Supplier for all damages, claims, costs and expenses asserted against Supplier with respect to any claims that relate to the period prior to the Assignment Date, except to the extent that such claim arises as a result of the acts or omissions of Supplier.  If Michaels has prepaid any amounts under any Assigned Agreement which apply to obligations to be performed after the Assignment Date, Supplier shall reimburse or credit Michaels (at Michaels’ discretion) for such amounts on the first invoice provided by Supplier to Michaels after such amounts have been identified unless the Parties have agreed to different stipulations in the relevant assignment agreement.

8.6          Assigned Agreement Invoices.  Supplier shall, pay the invoices submitted by third parties in connection with each Assigned Agreement that relate to the period after the Assignment Date and shall be responsible for any late fees with respect to such third party invoices.

8.7          Performance Under Third Party Contracts.  Supplier shall promptly notify Michaels of any breach of, or misuse or fraud in connection with any Third Party Contracts of which Supplier becomes aware and shall cooperate with Michaels to prevent or stay any such breach, misuse or fraud.

9.             SERVICE LEVELS AND REPORTS.

9.1          Service Levels.  Exhibit 3 sets forth the Service Level Methodology and the provisions for managing the Service Levels agreed in a Statement of Work.  Beginning on the first day following the end of the Transition Services with respect to a

Statement of Work (or such other date as specified in applicable Statement of Work), Supplier shall be responsible for and shall perform the Services in accordance with the Service Levels described in the applicable Statement of Work and in accordance with the requirements of the Service Level Methodology.  Supplier shall perform all Services that do not have defined Service Levels in a manner and at levels that equal or exceed the level of service being provided internally by Michaels or through a third party prior to the Effective Date, including with respect to accuracy, quality, completeness, timeliness, and responsiveness.

9.2          Knowledge Sharing.  At least once in every 90-day period, and upon Michaels’ request, Supplier shall meet with representatives of Michaels in order to:  (a) explain how the Systems work and are operated; (b) explain how the Services are provided; and (c) provide such training and documentation that Michaels may require for Michaels to understand and operate the Systems and provide the Services after the expiration or termination of this Agreement.

9.3          Reports.  Supplier shall provide to Michaels, in a form and format acceptable to Michaels, the reports set forth in Exhibit 10, any other reports identified in this Agreement, and any other reports Michaels requests from time to time.  The delivery schedule of the reports shall be as specified in Exhibit 10, and where no such schedule is specified, as required by Michaels.

9.4          Relief Events.

(a)           Supplier shall be relieved of failures to comply with the Service Levels (or in the case of Transition Services, the Transition Milestones) and no other liability shall accrue, where the Savings provisions set forth in Section 4.3 or the Force Majeure provisions set forth in Section 17.2 applies, or to the extent and only to the extent that such failure arises as a direct results of:

(i) Execution of the Business Continuity Plan, the execution of which is in support of a Michaels declared disaster, to the extent that the implementation of the Business Continuity Plan prevents Supplier from accessing the Systems or personnel necessary to provide the Services in accordance with the Service Levels; provided that Supplier shall not obtain such relief if the Parties agree in the Business Continuity Plan that Supplier is to continue providing the Services in accordance with the Service Levels;

(ii)  Service or Supplier Staff reductions or reprioritizations requested by Michaels and agreed to by the Parties in accordance with the Change Management Process; provided that Supplier has previously notified Michaels as part of such Change Management Process that the implementation of such Services or Supplier Staff reductions would result in such failure to meet the Service Level; or

(iii) Where the Parties agree prior to any activities and/or outages that the Service Levels shall not apply; provided that Supplier notifies Michaels in advance of the likely impact of such activities or outages on the Service Levels.

(b)           To obtain relief from any Service Level in the case of the events described in Section 9.4(a), Supplier must, in each instance:

(i)            provide specific notification to Michaels that describes to Michaels the specific Service Level impacted and the expected nature and extent of the reduction or other effect on the applicable Service Level;

(ii)           have used all reasonable efforts to perform the affected Service or resolve the problem in accordance with the applicable Service Levels despite such events; and

(iii)         re-commence the performance of the affected Service in accordance with the Service Levels, immediately upon resolution or cessation of the event giving rise to the relief.

10.          CUSTOMER SATISFACTION AND BENCHMARKING.

10.1        Customer Satisfaction Surveys.  Within 60 days after the Effective Date, Supplier shall submit to Michaels, for Michaels’ approval, the content of the customer satisfaction surveys and the process for conducting such customer satisfaction surveys.  Supplier shall complete within 30 days after the effective date of an applicable Statement of Work an initial baseline customer satisfaction survey using the content and process approved by Michaels.  Additional customer satisfaction surveys will be performed six months (or other time agreed by the Parties) in accordance with Exhibit 18 by Supplier.  Supplier agrees that increased measured customer satisfaction shall be a key component in Supplier’s program for performance incentive for the compensation of the Key Supplier Personnel.  Supplier shall be responsible for all costs associated with conducting customer satisfaction surveys by Supplier.

10.2        Disputes.  In the event that Michaels disputes the results of a customer satisfaction survey, Michaels may, at its expense, engage a third party unaffiliated with Michaels and that is not a Supplier Competitor to conduct another customer satisfaction survey in accordance with Section 10.1, and the results of such survey shall be binding on the Parties.  For clarity, disputes under this Section 10.2 do not include issues related to Supplier’s failure to perform customer satisfaction surveys in accordance with the procedures set forth in Section 10.1.  In such event Supplier shall re-perform the applicable survey in a manner that conforms to Section 10.1.

10.3        Benchmarking Process.  At any time after the first anniversary of the Effective Date, Michaels may in its sole discretion, instruct the Benchmarker to conduct the Benchmarking Process at any time and with regard to any Statement of Work or combination of Statements of Work.

10.4        Benchmarking Overview.  The Parties, in conjunction with the Benchmarker, shall determine the Benchmarking Process within 30 days after Michaels’ request.  As part of the Benchmarking Process, the Benchmarker shall compare the applicable fees to the fees of offerings of a like mix of volumes and types of services offered by Tier One Offshore Service Providers (including Supplier) to customers who are similarly situated to Michaels (“Comparable Deals”).  The Benchmarker shall select a representative sample of Comparable Deals from no less than 4 and no more than 6 Comparable Deals.  The Benchmarker shall normalize the fees of Comparable Deals utilizing factors suggested by the Parties and approved by the Benchmarker as part of the determination of the Benchmarking Process, which factors may include, the scope and volume of the services, the service locations, the term of the agreement, transition cost, service levels,  the service delivery model and the commitments described in Section 18.10.  The Benchmarking Process shall be conducted by a Benchmarker chosen by Michaels from the list of Benchmarkers specified on Exhibit 19, and Michaels shall pay the fees charged by the Benchmarker to conduct the Benchmarking Process.  If the Benchmarkers are no longer providing the services required to conduct the Benchmarking Process or are otherwise unavailable at the time Michaels elects to conduct the Benchmarking Process, the Parties shall promptly designate a replacement Benchmarker.  If the Parties do not agree within 15 days on a replacement Benchmarker, Michaels shall designate the Benchmarker in its sole discretion, provided that such Benchmarker shall not be a Supplier Competitor.  Supplier shall at its expense cooperate with and assist the Benchmarker and any other third parties involved in the Benchmarking Process, including providing data relating to the provision of the Services, as requested by Michaels or the Benchmarker.  For clarity, Supplier shall not be required to provide (a) data that reveals its cost to provide the Services in connection with the Benchmarking Process except in the case of Pass-Through Expenses or (b) data or information protected by confidentiality obligations to other customers of Supplier.

10.5        Benchmark Results Review and Adjustments.

(a)           Michaels and Supplier shall review the Benchmark Results during the Benchmark Review Period.  If either Party has reason to believe that the Benchmarker’s report contains material errors (each, a “Claimed Error”), such Party shall notify the Benchmarker during the Benchmark Review Period of such Claimed Error and shall provide any documentation and information necessary to support the Claimed Error and shall copy the other Party on all such correspondence.  The Benchmarker shall review any Claimed Error and meet with the Parties for a time period determined by the Benchmarker to resolve the Claimed Error and make corresponding adjustments to the Benchmarker’s findings, if any, prior to issuing the final benchmarking report (“Benchmarking Report”).  If either Party determines that any Claimed Error is not likely to be resolved through additional consultation with the Benchmarker, at such Party’s request, the Claimed Error will be resolved through the alternative dispute resolution process described in Section 10.6 and the resolution of the Claimed Error as set forth in the final report of CPR shall be incorporated into the Benchmarking Report and shall be binding on the Parties.

(b)           If any Fees paid by Michaels to Supplier with respect to a Statement of Work that is subject to the Benchmarking Process are more than 10% higher than the pricing contained in the Benchmark Results for such Statement of Work, Supplier shall then reduce the Fees in a manner that Supplier’s Fees are no more higher than by 10% of the Benchmark Results.  If any Service Levels are lower than the applicable service levels contained in the Benchmark Results for such Statement of Work, Supplier shall either increase the Service Levels to match the applicable service levels contained in the Benchmark Results for such Statement of Work, or reduce its Fees proportionately to adjust for the difference between the Service Levels and the applicable service levels contained in the Benchmark Results for such Statement of Work.  In no event will Supplier increase the Fees as a result of any benchmarking.

10.6        Benchmarking Disputes.  If the Parties fail to agree on a replacement Benchmarker in accordance with Section 10.4, or fail to agree to the Benchmarking Process within 30 days after Michaels notifies Supplier that it intends to initiate the Benchmarking Process, or if either Party disputes the Benchmark Results, the Parties shall immediately escalate the disputed issues (“Issues”) via the dispute resolution process set forth in Article 24; provided that if any unresolved Issues remain after each Party has considered the Issues in accordance with Section 24.1(c), then either Party may submit such Issues to the International Institute for Conflict Prevention & Resolution (www.cpradr.org, “CPR”) and such Issues shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration by three independent and impartial arbitrators, of whom each Party shall designate one in accordance with the ‘screened’ appointment procedure provided in CPR Rule 5.4.  The Parties shall use all reasonable efforts to resolve the Issues within 30 days after their submission to arbitration under this Section 10.6 and the decision of the arbitrators with respect to such Issues shall be binding on the Parties.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq. and judgment upon the decision rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Dallas, Texas.  If a Party fails to participate in the dispute resolution procedures described in Article 24, the other Party can commence arbitration prior to the expiration of the time periods set forth in Article 24.

11.          SERVICE LOCATIONS.

11.1        Service Locations.  The Services shall be provided to Michaels solely from:  (a) the Michaels Service Locations; (b) Supplier Service Locations; and (c) any other location for which Supplier has received Michaels’ approval, to be given in Michaels’ sole discretion but acting in good faith.  Exhibit 6, which contains the list of Service Locations, will designate which Services may be provided from each Service Location.  Supplier and Supplier Agents may not provide or market services to a third party or to itself from a Michaels Service Location without Michaels’ consent, to be given in Michaels’ sole discretion.

11.2        New Service Locations.  If Supplier requests Michaels’ approval to provide Services from a location other than a location described in Section 11.1, Supplier shall provide to Michaels a written relocation proposal that sets forth a description of the proposed new location, the reasons for the proposed relocation, how the relocation will be beneficial to Michaels in terms of performance and other relevant measures, as well as any other information requested by Michaels.  Supplier shall specify in the relocation proposal the amount of Supplier’s cost reductions, if any, resulting from the relocation that Supplier will pass-through to Michaels in the form of reduced Fees.  Michaels may, in its sole discretion but acting in good faith, approve or reject any proposal submitted by Supplier pursuant to this Section 11.2.  Any incremental costs incurred by Michaels as a result of a relocation requested by Supplier to any location other than the locations described in Section 11.1 shall be paid by Supplier or reimbursed to Michaels by Supplier unless otherwise agreed by the Parties.  If for reasons other than Supplier’s breach, Michaels requires Supplier to relocate from an existing Michaels Service Location to another Service Location, Michaels shall pay Supplier any reasonable costs of that relocation and any incremental costs to Services resulting from such relocation, in each case as agreed by the Parties in advance.  If for reasons other than Supplier’s breach, Michaels requires Supplier to relocate from an existing Supplier Service Location to another Service Location, such relocation shall be addressed through the Change Management Process.

11.3        Safety and Security Procedures.  Supplier shall maintain and enforce at all Supplier Service Locations safety and security procedures that are at least equal to the most stringent of the following:  (a) industry standards for locations similar to the applicable Service Locations; (b) the procedures in effect at locations of other Supplier customers receiving services similar to the Services; (c) those procedures in effect at a Michaels Service Location, including applicable procedures that implement Michaels Policies and the safety and security procedures set forth in Exhibit 7; and (d) any higher standard required by Law.  Michaels continues to retain responsibility for maintaining and enforcing at all Michaels Service Locations safety and security procedures consistent with the standards prescribed in this Section 11.3.

12.          SUPPLIER STAFF

12.1        Supplier Account Manager.  Supplier shall appoint an individual (the “Supplier Account Manager”) who from the Effective Date of this Agreement shall serve, on a full-time basis, as the primary Supplier representative under this Agreement.  Supplier’s appointment of any Supplier Account Manager shall be subject to Michaels’ prior approval.  The Supplier Account Manager shall:  (a) have overall responsibility for managing and coordinating the performance of Supplier’s obligations under this Agreement; and (b) be a single point of contact for and on behalf of Supplier with respect to all matters relating to this Agreement.

12.2        Key Supplier Personnel.  With respect to the Key Supplier Personnel, the Parties agree as follows:

(a)           All Key Supplier Personnel shall be dedicated to the Michaels account on a full-time basis unless otherwise specified on Exhibit 8.

(b)           Before assigning an individual to a Key Supplier Personnel position, whether as an initial assignment or as replacement, Supplier shall:  (i) notify Michaels of the proposed assignment; (ii) introduce the individual to appropriate representatives of Michaels; (iii) provide Michaels with a resume and any information regarding the individual that may be reasonably requested by Michaels; and (iv) obtain Michaels’ written approval for such assignment.

(c)           Supplier shall not replace or reassign:  (i) the Supplier Account Manager for 36 months from the date such individual begins his or her tenure in that position; (ii) the Supplier Transition Manager until 30 days after the completion of all Transition Services; or (iii) any other Key Supplier Personnel for:  (A) 24 months from the date such individual begins his or her tenure in that position, where such date occurs within Contract Year 1 or Contract Year 2; or (B) 18 months from the date such individual begins his or her tenure in that position, where such date occurs in Contract Year 3 or at anytime thereafter, (and, without limiting the foregoing 24 month-obligation or 18 month-obligation (as the case requires), if any of the Key Supplier Personnel has duties in connection with a particular discrete Project, until the completion of such Project), unless, in each case, Michaels consents in its sole discretion to such replacement or reassignment, or such individual:  (W) voluntarily resigns from Supplier; (X) is terminated by Supplier (including being dismissed by Supplier for misconduct); (Y) fails to perform his or her duties and responsibilities pursuant to this Agreement; or (Z) is unable to work due to disability.

(d)           If Michaels determines that any Key Supplier Personnel should not continue in his or her position, Michaels may in its sole discretion based on reasonable business judgment and upon notice to Supplier require the immediate removal of such Key Supplier Personnel from the Supplier Staff.

(e)           Supplier shall maintain backup procedures and conduct replacement procedures for Key Supplier Personnel as necessary to assure an orderly succession for Key Supplier Personnel removed from the account for any reason.  Upon Michaels’ request, Supplier shall make such procedures available to Michaels.

(f)            Supplier shall make the Key Supplier Personnel available for meetings with Michaels personnel in accordance with Exhibit 5 and otherwise upon Michaels’ request.

12.3        Supplier Staff.

(a)           Training and Skills; Removal; Confidentiality.  Supplier shall appoint to the Supplier Staff only individuals with suitable training and skills to perform the Services.  Supplier shall provide upon Michaels’ request a list of all Supplier personnel dedicated full-time to the Supplier Staff assigned to perform Services at a Michaels Service Location and their respective job titles.  Supplier shall notify Michaels as soon as possible after dismissing or reassigning any member of the Supplier Staff whose work location is at a Michaels Service Location.  Michaels may in its sole discretion from time to time in its reasonable business judgment require Supplier to remove any member of the Supplier Staff assigned to perform Services at a Michaels Service Location from working on the Michaels account, and Supplier shall complete such removal within 24 hours and replace such individual as soon as practicable at no cost to Michaels.  If Michaels requires the removal of any Supplier Staff assigned to perform at a Supplier Service Location, Michaels shall provide Supplier with reasonable details of the reasons for removal.  In such cases, Supplier will promptly investigate and propose a resolution for Michaels and if Michael does not agree to the resolution, based on its business judgment, Supplier shall remove and replace such Staff as soon as possible.   Supplier shall ensure that each member of the Supplier Staff who performs work under this Agreement is informed of Supplier’s confidentiality obligations under this Agreement and agrees in writing to and does comply with such obligations.

(b)           Background Checks.  Supplier certifies that it has conducted a background check and drug screen that is at least as comprehensive as Michaels’ standard background check and drug screen policy set forth in Exhibit 7 with respect to each member of the Supplier Staff that will work at a Michaels Service Location for 5 days or more in accordance with the Michaels background screening requirements for non-employees set forth in Exhibit 7 prior to such individual’s assignment to work at an Michaels Service Location.

12.4        Turnover of Supplier Staff.  Michaels and Supplier agree that it is in their best interests, in order to maintain consistency within the Supplier Staff, to reduce to the extent possible the number of staff assigned to the Michaels account who leave the Michaels account during any Contract Year (i.e., the number of the Supplier Staff that provide Services in a Contract Year that are no longer part of the Supplier Staff at the end of such year excluding removals at the request of Michaels and relieving upon completion of a project for which an individual was assigned) (“Turnover”).  Accordingly, Supplier shall use all reasonable efforts to keep the Turnover to a level acceptable to Michaels.  Upon Michaels’ request, or if the Turnover exceeds (a) in the case of the information technology services, 20% per Contract Year (except as otherwise set forth in a Statement of Work); and (b) in the case of the business process services, 25% per Contract Year (except as otherwise set forth in a Statement of Work), Supplier shall as soon as reasonably practicable:

(a)           provide to Michaels sufficient data to establish the annual Turnover by Contract Year including, in particular, the Turnover Rate among Key Supplier Personnel;

(b)           meet with Michaels to discuss the impact of the level of the Turnover; and

(c)           submit to Michaels a proposal for reducing the Turnover, which, upon approval by Michaels, shall form part of this Agreement.

12.5        Conduct of Supplier Personnel.

(a)           While at the Michaels Service Locations, Supplier and Supplier Agents shall:  (i) comply with the requests, rules and regulations of Michaels regarding safety and health, personal and professional conduct (including adhering to the Michaels Policies and general Michaels safety practices or procedures) generally applicable to such Michaels Service Locations; and (ii) otherwise conduct themselves in a businesslike manner.

(b)           If Michaels notifies Supplier that a particular member of the Supplier Staff is not conducting himself or herself in accordance with Section 12.5(a), Supplier shall promptly investigate the matter and take appropriate action which may include:  (i) removing the applicable person from the Supplier Staff and providing Michaels with prompt notice of such removal and replacing the applicable person with a similarly qualified individual; or (ii) taking other appropriate disciplinary action to prevent a recurrence.  In the event of multiple violations of Section 12.5(a) by a particular member of the Supplier Staff, Supplier shall promptly remove the individual from the Supplier Staff.

12.6        Assignment to Competitors.    Supplier shall not assign any Key Supplier Personnel to the account of any Michaels Competitor without Michaels’ prior consent:  (a) while such Key Supplier Personnel is assigned to the Michaels account; and (b) for a period of 12 months following the date that such Key Supplier Personnel ceases providing Services.

12.7        Subcontractors.

(a)           Michaels acknowledges and agrees that certain Supplier Service Locations utilized to provide the Service hereunder are owned and operated by Supplier’s corporate parent Tata Consultancy Services Ltd (“TCSL”).  Supplier is permitted to utilize personnel and resources of TCSL and Supplier’s other Affiliates as Supplier Agents and the use of TCSL and Supplier’s other Affiliates as Supplier Agents shall not be construed as subcontracting by Supplier requiring further approval of Michaels.  Supplier shall directly render all Services exclusively through its employees and Supplier Agents under its control who are authorized in accordance with this Agreement.  Prior to subcontracting any of the Services, Supplier shall notify Michaels of the proposed subcontract and shall obtain Michaels’ approval of such subcontract, which approval may be given in Michaels’ sole discretion.  Prior to making any material modification to any subcontract relating to the Services including material changes to the volume or type of services provided under such subcontract, Supplier shall notify Michaels of the proposed modification and shall obtain Michaels’ approval thereof.

(b)           Subcontracting the provision of any portion of the Services in accordance with this Agreement shall not relieve Supplier of any of its obligations under this Agreement.  Supplier shall be responsible for the work and activities of each of the Supplier Agents, including such agent’s compliance with the terms of this Agreement (including but not limited to confidentiality obligations).  Supplier shall be responsible for all payments to Supplier Agent in connection with the provision of Services.

(c)           Michaels may in its sole discretion from time to time in its reasonable business judgment require Supplier to replace any Supplier Agent (other than TCSL and Supplier’s other Affiliates) and Supplier shall complete such replacement as soon as practicable and at no cost to Michaels.  In the event that, Michaels believes in its reasonable business judgment that any individual who is a Supplier Agent is a threat to the health, safety or security of any of Michaels’, an Affiliate’s or a third party’s personnel, data or property, or threatens to be, or is in breach of the terms of this Agreement or any Michaels policy or procedure which was previously provided to Supplier, then Supplier shall have the obligation to remove that Supplier Agent from the provision of the Services immediately and, without limiting the foregoing, Michaels shall have the right to restrict such Supplier Agent’s access to any Michaels Service Location or System in its sole discretion.

12.8        No Termination of Employment.  For clarity, and without limiting Michaels’ rights under this Article 12 to require the removal of individuals from the Supplier Staff, Michaels will not have the right under this Article 12 to require Supplier, or any Supplier Agent, to terminate any individual’s employment relationship with Supplier or any Supplier Agent.

12.9        Non-Solicitation.  During the Term and Termination Assistance Period and for 1 year thereafter:  (a) Michaels shall not solicit the employment of any employee of Supplier or any Supplier Agent whether as an employee or contractor of Michaels without the prior consent of Supplier; and (b) Supplier and Supplier Agents shall not solicit the employment of any employee of Michaels or Michaels Agents whether as an employee or contractor of Supplier without the prior written consent of Michaels.  It shall not be a violation of this Section 12.9 for a Party to advertise for personnel in generally available media and to hire the other Parties personnel that contact that Party as a consequence of such advertising for so long as such advertisement is not specifically targeted to such personnel of the other Party.  The restrictions set forth in this Section 12.9 shall not apply to the hiring by Supplier of any Transitioned Employees.

12.10      Co- Employment.  No officer, director or employee of Supplier, Supplier Agent or Affiliate retained by Supplier to provide services to Michaels pursuant to this Agreement, including any Transitioned Employee, shall be deemed to be an employee, agent, or contractor of Michaels.  Except for the Transitioned Employees who become Supplier or its Affiliate’s employees upon acceptance by them of an offer of employment made by Supplier pursuant to Exhibit 15, no officer, director, employee or contractor of Michaels, Michaels’ Agent or Affiliate (including any Affected Employees or Affected Contractors) shall be deemed to be an employee or agent of Supplier.  Nothing in this Agreement shall operate or be construed to limit either Party’s  responsibility for the acts or omission of its officer’s, directors or employees, agents or Affiliates, nor shall this Agreement be construed to create a joint employment relationship or otherwise impose liability on either Party  as an employer with respect to the employees or agents of the other Party.

12.11      Transitioned Employees.  The hiring and employment of Transitioned Employees by Supplier shall be effected in accordance with the terms and conditions set forth in Exhibit 15.  Except as may be agreed by the Parties in accordance with Exhibit 15, Supplier shall not be obligated to make offer of employment to any Affected Employees or Affected Contractors.

13.          GOVERNANCE AND CHANGE CONTROL

13.1        Governance.  Supplier shall implement a governance structure and governance procedures as specified in Exhibit 5.  All governance meetings will be hosted at a time and location acceptable to Michaels.  Michaels and Supplier may replace or reassign its governance committee members upon notice to the other Party, provided that Supplier shall not replace or reassign its governance committee members unless Michaels consents to such replacement or reassignment.  Before assigning an individual to a governance committee, Supplier shall notify Michaels of the proposed assignment, introduce the individual to appropriate Michaels personnel, provide Michaels with any information regarding the individual that may be reasonably requested by Michaels, and obtain Michaels’ approval for such assignment.

13.2        Policies and Procedures Manual.  Supplier shall develop and provide the Policies and Procedures Manual, including the Change Management Process therein, to Michaels for Michaels’ review and approval in accordance with the requirements and delivery schedule specified in the Transition Plan.  Thereafter Supplier shall update the Policies and  Procedures Manual as necessary and shall provide such updated manual to Michaels for its approval.

13.3        Change Management Process.  The Change Management Process shall provide, at a minimum, that:

(a)           No Change shall be implemented without Michaels’ approval, except as may be necessary on a temporary basis to maintain the continuity of the Services.

(b)           With respect to all Changes, Supplier shall:  (i) other than those Changes made on a temporary basis to maintain the continuity of the Services, schedule changes so as not to unreasonably interrupt Michaels’ business operations; (ii) prepare and deliver to Michaels each month a rolling schedule for ongoing and planned Changes for the next 90-day period; and (iii) monitor the status of Changes against the applicable schedule.

(c)           With respect to any Change made on a temporary basis to maintain the continuity of the Services, Supplier shall document and provide to Michaels notification of the change no later than the next business day after the Change is made.

13.4        No Liability for Changes Not Approved.  Michaels shall have no liability for any activities of Supplier, including the provision of Systems or Services, that are undertaken pursuant to a Change unless such Change has been approved by Michaels in accordance with the Change Management Process.

14.          PROPRIETARY RIGHTS.

14.1        Ownership of Background Technology and Derivative Works.  Each Party shall have and retain exclusive ownership of its Background Technology, including any Intellectual Property Rights therein.  Michaels shall have and retain exclusive ownership of all Michaels Derivative Works, Michaels Software, Commissioned Materials, and Work Product, in each case including any Intellectual Property Rights therein.  Supplier shall have and retain exclusive ownership of all of Supplier Software and Supplier Derivative Works, including any Intellectual Property Rights therein.  All rights not expressly granted in this Article 14 with respect to the software, works and materials described in this Section 14.1 are reserved to the owner thereof.

14.2        Michaels Software.  Other than the standard Third Party Software licensed by Supplier and used in the performance of Services, Michaels retains the ownership and financial responsibility for procuring and providing to Supplier any Third Party Software as necessary in connection with the performance of Services, as mutually agreed by the parties, acting reasonably.  Any exception to the forgoing shall be agreed to by the Parties within Exhibit 4 or applicable Statement of Work.  Michaels hereby grants to Supplier, during the Term and Termination Assistance Period, a worldwide, fully-paid, royalty-free, non-exclusive, non-transferable, license to Use the Michaels Proprietary Software and, subject to the terms of the applicable third party agreements (including the confidentiality and use restrictions therein), the Michaels Third Party Software; in each case solely as necessary to provide the Services.  Supplier may permit, subject to the terms of the applicable third party agreements (including the confidentiality and use restrictions therein), Supplier Agents to Use the Michaels Software solely to provide those Services that such Supplier Agents are responsible for providing.

14.3        Supplier Software.

(a)           Supplier shall provide Michaels with access to Supplier Software during the Term and Termination Assistance Period to the extent such access is reasonably necessary for Michaels to receive or use the Services, including the Supplier commitments under Section 18.10.  Prior to using any Supplier Software to provide the Services, Supplier shall:  (i) provide Michaels with reasonable details (including any cost upon termination) of  such Software to for Michaels’ review and approval; (ii) with respect to Supplier Third Party Software, use all reasonable efforts to obtain from the applicable vendor the right to assign to Michaels or Successor at no cost the applicable software license agreement; (iii) obtain the Supplier Consents; and (iv) if Supplier is unable to obtain such right, prior to using such Software, notify Michaels of the approximate cost of obtaining such right or obtaining a separate license to such Software.  Upon Michaels’ request, Supplier shall provide Michaels with a list of all Supplier Software being used to provide the Services to Michaels as of the date of such request.

(b)           Supplier hereby grants to Michaels during the Term and Termination Assistance Period a worldwide, fully paid , royalty-free, non-exclusive, non-transferable license to use the Supplier Software if and to the extent necessary in connection with the receipt and use of the Services, and to permit Authorized Users to access and use the Supplier Software if and to the extent necessary in connection with receipt of Services as contemplated in this Agreement.

14.4        Commissioned Materials.  Supplier shall provide to Michaels all Commissioned Materials promptly after the completion thereof, including the complete source code and object code of the Software therein.  Michaels hereby grants to Supplier during the Term and Termination Assistance Period a worldwide, fully-paid, royalty-free, non-exclusive, non-transferable, license to Use the Commissioned Materials solely to provide the Services.  Supplier may permit Supplier Agents to Use the Commissioned Materials solely to provide those Services that such Supplier Agents are responsible for providing.

14.5        Michaels-Owned Materials.  Supplier hereby does, and shall cause all Supplier Agents to, irrevocably and unconditionally assign to Michaels upon creation without further consideration all right, title, and interest in any Michaels Derivative Works, Commissioned Materials, and Work Product (collectively, “Michaels-Owned Materials”), and all Intellectual Property Rights therein.  If any Intellectual Property Rights, including artists’ rights and moral rights, in Michaels-Owned Materials, cannot (as a matter of law) be assigned by Supplier or Supplier Agents to Michaels as provided above, then:  (a) Supplier unconditionally and irrevocably does, and shall cause all Supplier Agents to, waive the enforcement of such rights and all claims and causes of action of any kind against Michaels with respect to such rights; and (b) to the extent that Supplier or Supplier Agents cannot (as a matter of law) make such waiver, Supplier unconditionally grants, and shall cause all Supplier Agents to grant, to Michaels an exclusive (without reservation), perpetual, irrevocable, worldwide, fully-paid, royalty-free, transferable license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights:  (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, and digitally perform, and otherwise use and exploit the Michaels-Owned Materials in any medium or format, whether now known or hereafter discovered; (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from such Michaels Owned Material or any derivative works thereof; and (iii) to exercise any and all other present or future rights not yet known in the Michaels-Owned Materials.    Supplier shall not include any Supplier Background Technology in any Michaels-Owned Materials unless Supplier grants to Michaels a perpetual, irrevocable license to exercise all Intellectual Property Rights in such Background Technology, provided that Michaels may not separate any Supplier Background Technology from the applicable Michaels Owned Materials for use or commercial exploitation of such Supplier Background Technology other than in connection with the Michaels Owned Material in which such Supplier Background Technology is incorporated.  Supplier hereby assigns, and shall cause all Supplier Agents to assign, to Michaels any and all claims, past, present, or future, of any nature whatsoever, Supplier or Supplier Agents may have for infringement, misappropriation, or violation of any Intellectual Property Right assigned to Michaels pursuant to this Agreement.

14.6        Further Assurances.  Supplier shall, and shall cause all Supplier employees, Supplier Agents and employees and contractors of Supplier Agents (in each case, whether former or current) to:  (a) cooperate with and assist Michaels and its designees, both during and after the Term, in perfecting, maintaining, and enforcing Michaels’ or its designees’ rights in all right, title, and interest in any Michaels-Owned Materials, including all Intellectual Property Rights thereto; and (b) execute and deliver to Michaels any documents or take any other actions as may reasonably be necessary, or as Michaels may reasonably request, to perfect, maintain, protect, or enforce Michaels’ or its designees’ rights in such materials or otherwise carry out the purpose of this Article 14.

14.7        Supplier IP.  Notwithstanding anything to the contrary contained in this Agreement, Michaels acknowledges and agrees that nothing contained in this Agreement shall be construed to effect a transfer or conveyance by Supplier to Michaels and Supplier is not transferring the ownership or title to or granting any exclusive license for, any of Supplier Background Technology, Supplier Software or any other Supplier pre-existing Intellectual Property material or Derivative Works thereof (collectively, “Supplier IP”).  The assignment and waiver provisions set forth in this Agreement shall not apply to Supplier IP and nothing in this Agreement shall be construed as preventing Supplier to continue to own and use Supplier IP in any manner.  Supplier agrees not to include any Supplier Software or any other Supplier pre-existing Intellectual Property material or Derivative Works thereof in any Michaels Owned Material without obtaining prior written approval of Michaels.  To the extent practicable, Supplier will make good faith efforts to identify and obtain prior approval of Michaels for incorporating Supplier Background Technology in any Michaels Owned Material.  To the extent that any Supplier IP is incorporated in any Michaels Owned Material,  Supplier hereby grants, and shall cause all Supplier Agents to grant, to Michaels a non-exclusive, perpetual, irrevocable, worldwide, fully-paid, royalty-free, transferable license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights in the Supplier IP as incorporated in Michaels Owned Material and solely in connection with the Use of such Michaels Owned Material :  (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, and digitally perform, and otherwise use and exploit the Michaels-Owned Materials in any medium or format, whether now known or hereafter discovered; (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from such Michaels Owned Material or any Derivative works thereof; and (iii) to exercise any and all other present or future rights not yet known in the Michaels-Owned Materials.  The license granted herein does not authorize Michaels to separate any incorporated Supplier IP from the applicable Michaels Owned Material for use or commercial exploitation of such Supplier IP other than in connection with the Michaels Owned Material.

14.8        Residual Knowledge

Subject to patents owned by either Party, nothing contained in this Agreement shall restrict a Party from the use of any general knowledge, experience and know-how, as well as any knowledge retained in unaided human memories including discoveries, methods, inventions, works, processes, ideas, concepts, tools and techniques learnt or developed by Supplier in performing the Services hereunder (collectively, “Residual Knowledge”), provided that in doing so such party does not breach its obligations under Article 21 or infringe the Intellectual Property Rights of the other Party or third parties who have licensed or provided materials to the other Party.

14.9        Framework Initiative Work Products

Notwithstanding anything to the contrary contained in this Agreement, project work products relating to Framework Initiative as defined in Exhibit 4, and platform based solutions developed as a result of Framework Initiative  (collectively, “Framework Initiative Work Product”) shall be exclusively owned by Supplier and subject to the license granted to Michaels in this Section 14.9, the right title and interest in the Intellectual Property in all Framework Initiative Work Product shall be exclusively owned by Supplier.  Supplier hereby grants to Michaels a non-exclusive, perpetual, irrevocable, worldwide, fully-paid, royalty-free, transferable license to Use, reproduce, create Derivative Works, to make, have made any product or service based on, embodying, incorporating, or derived from such Framework Initiative Work Product solely for the benefit and use of Michaels and its Affiliates and Authorized Users.  The license granted herein does not permit Michaels to sell or sublicense the Framework Initiative Work Product to unaffiliated third parties. Supplier agrees to provide Michaels with both object and source code version of any Framework Initiative Work Product as part of Michaels license granted hereunder.

15.          DATA

15.1        Ownership and Use of Michaels Data.  All Michaels Data shall remain the property of Michaels.  Absent Michaels’ approval, to be given or withheld in Michaels’ sole discretion, Michaels Data shall not be:  (a) used by Supplier or Supplier Agents other than as required to provide the Services; (b) disclosed, sold, assigned, leased or otherwise provided to third parties by Supplier or Supplier Agents; or (c) commercially exploited in any form (including any derivative, individualized, anonymized, or aggregated form) by or on behalf of Supplier or Supplier Agents.  To the extent that data developed or produced by Supplier as part of the Services becomes Michaels Data Supplier hereby irrevocably assigns, transfers and conveys all of its right, title and interest (if any) in and to Michaels Data.

15.2        Correction and Reconstruction.

(a)           Supplier shall, at its cost and expense, promptly correct any errors or inaccuracies in the reports and other deliverables provided to Michaels under this Agreement and such corrections shall be reported in reports at a frequency and in a form and format reasonably acceptable to Michaels.

(b)           Supplier shall, at its cost and expense:  (i) develop and maintain procedures for the reconstruction of lost Michaels Data; and (ii) promptly notify Michaels of any errors in, or destruction, loss, or alteration of, any Michaels Data caused by Supplier or Supplier Agents and remediate such errors, destruction, loss or alteration.  Corrections shall be reported to Michaels in reports at a frequency and in a form and format reasonably acceptable to Michaels.

(c)           For Services charged to Michaels on a time and material rate basis, any billable resources attributable to Supplier’s efforts to correct errors in or reconstruct lost Michaels Data, which error or loss is described in Sections 15.2(a) or 15.2(b), shall be reflected as a credit to Michaels on the applicable invoice.  At Michaels’ request and expense, Supplier shall promptly assist

Michaels to correct any errors in, or destruction, loss, or alteration of, Michaels Data caused by Michaels.

15.3        Provision of Data.  Upon request by Michaels for any reason and at any time during the Term and Termination Assistance Period, Supplier shall:  (a) promptly provide to Michaels, in the format and on the media reasonably requested by Michaels, all or any part of Michaels Data; and (b) erase or destroy all or any part of Michaels Data in Supplier’s possession, in each case to the extent so requested by Michaels.  If any additional efforts or resources are required to comply with such requests Parties shall follow the Change Control Procedure.  Any archival tapes containing Michaels Data shall be used by Supplier and Supplier Agents solely for disaster recovery and business continuity purposes.  Supplier shall not withhold any Michaels Data as a means of resolving any dispute.

15.4        Data Privacy.  Supplier shall comply with all applicable Laws regarding the processing, storage, handling, collection, and transmission of Michaels Data, including information therein that relates to, or is about, an identified or identifiable person, including all applicable state and federal laws and the Safe Harbor Principles outlined in the Safe Harbor Agreement between the U.S. Commerce Department and the European Commission and similar international agreements.

15.5        Data Security.  Supplier shall establish and maintain technical and organizational security measures, and other safeguards against the destruction, loss, alteration, unavailability and unauthorized access to Michaels Data in the possession of or under the control of Supplier and during the electronic transmission, storage, and shipping thereof that comply with the Michaels Policies and all Michaels data security policies, standards, requirements and specifications and that are at least equal to the highest of the following:  (a) industry standards for locations similar to the applicable Service Location; (b) security management, including ISO 27001 (Information technology — Security techniques — Information security management systems — Requirements), ISO 27002 (Information technology - Security techniques - Code of practice for information security management) and payment card industry (“PCI”) standards applicable to the Services; (c) those data security policies in effect as of the Effective Date at each Michaels Service Location and Supplier Service Location; (d) the data security procedures set forth in Exhibit 7; and (e) any higher standard required by Law.  In the event Supplier or Supplier Agents discovers or is notified of a breach or potential breach of security relating to Michaels Data, Supplier shall immediately notify the Michaels Account Manager of such breach or potential breach (including providing the Michaels Account Manager with an initial security risk assessment form), investigate such breach or potential breach and, in the case of an actual breach remediate the effects of the breach.  In the event of a breach attributable to an act or omission of Supplier, as part of such remediation, Supplier shall:  (x) pay all expense of Michaels’ compliance with any of Michaels’ notification obligations, including Michaels’ compliance with Laws relating to the notification of individuals and entities whose information may have been disclosed in connection with the breach as well as any costs of credit monitoring services for affected individuals; (y) provide Michaels with a root cause analysis of the breach; and (z) provide Michaels with assurance satisfactory to Michaels that such breach shall not recur.  Michaels may establish backup security for Michaels Data and maintain backup and files for such data.  If any security breach requires Michaels to make a disclosure to any third party, Michaels shall be solely responsible for making that disclosure and Supplier and Supplier Agents shall cooperate with Michaels in formulating the disclosure.  Supplier and Supplier

Agents shall not make any disclosure regarding a security breach without Michaels’ prior consent, which may be withheld at Michaels’ sole discretion, unless such disclosure is required by Law.

15.6        Protection of Michaels Data.  Supplier shall develop and, subject to Michaels’ prior approval, implement policies to:  (a) segregate all Michaels Data from that of any other Supplier client; (b) screen Supplier Agents having access to Michaels Data in accordance with Section 12.3(b); and (c) restrict access to Michaels Data so that Supplier’s employees or Supplier Agents providing services to any business that is competitive with Michaels do not have access to Michaels Confidential Information.

16.          CONSENTS.  Michaels shall be responsible for obtaining and maintaining all Consents at its own cost.  Supplier shall, at Michaels request:  (i) provide such assistance as is reasonably requested by Michaels with respect to the Consents; and (ii) comply with any terms and conditions of Consents as notified by Michaels to Supplier.  Supplier shall be responsible for obtaining and maintaining all Supplier Consents.  If Supplier is unable to acquire a Supplier Consent despite using all commercially reasonable best efforts to do so, Supplier shall implement, at its cost and expense, and subject to Michaels’ prior approval, alternative methods as necessary to provide the Services in accordance with this Agreement without such Supplier Consent.  If after commercially reasonable best efforts, a required Consent is not available, Michaels and Supplier shall discuss in good faith any alternative method that can be implemented through Change management Process to continue the affected Services without such Consent and if such alternative method is found not feasible, to remove the affected Services from the scope of Supplier Services.

17.          CONTINUED PROVISION OF SERVICES

17.1        Disaster Recovery Plan.  Supplier shall develop Disaster Recovery Plans for each Statement of Work and provide such Plans for Michaels’ review and approval prior to the Effective Date.  Upon Michaels review and Supplier’s receipt of Michaels comments, Supplier shall finalize and submit the final Disaster Recovery Plan for final approval of Michaels.  Michaels and Supplier agree to diligently work towards finalizing and agreeing upon the final Disaster Recovery Plan prior to the Commencement Date for the Statements of Work in Exhibit 2.  Supplier shall implement each such plan within 30 days after Michaels’ approval thereof.  With respect to any new Statement of Work, the applicable Disaster Recovery plan for such Statement of Work shall be included in the Statement of Work. Supplier shall be responsible for all disaster recovery activities relating to the Services at the Supplier Service Locations as of the Commencement Date, provided that during the period prior to the implementation of a Disaster Recovery Plan at a given Supplier Service Location for the Services in accordance with this Section 17.1, Supplier’s disaster recovery obligations with respect to such location and such Services shall be to use its best efforts to provide disaster recovery services at such location in the event of a disaster.  Supplier shall:  (i) update and test (and re-test as necessary) the operability of the Disaster Recovery Plan in accordance with Exhibit 13; and (ii) certify to Michaels at least twice during every 12-month period that each such Disaster Recovery Plan is fully operational.  Supplier shall immediately notify Michaels of any disaster and implement the Disaster Recovery Plan upon the occurrence of a disaster.  Without limiting Supplier’s other obligations under this Agreement, if Supplier does not begin implementing the agreed Disaster Recovery Plan to reinstate the Services within 24 hours (or such other period provided in the approved Disaster Recovery Plan) after the occurrence of a disaster affecting a Service, Michaels may obtain substitute services from an alternate supplier in accordance with Section 17.3.  In the event of a disaster, Supplier shall not increase the Fees or charge Michaels usage or other variable fees.  In the event of uncertainty or a dispute regarding whether an event constitutes a disaster under the Disaster Recovery Plan, Michaels shall be entitled to determine in its reasonable discretion whether such event constitutes a disaster and such determination shall be binding on Supplier.  Supplier shall cooperate and provide reasonable assistance to Michaels in as requested by Michaels, with respect to the implementation of any of Michaels’ disaster recovery plans at a Michaels Service Location.

17.2        Force Majeure.  If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or a similar cause beyond the reasonable control of such Party (but specifically excluding labor and union-related activities with respect to each Party or its Agents’ workforces, failures of a Party’s  Agents, and inability to obtain supplies) (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions undertaken by the Party claiming a Force Majeure Event, then such Party shall be excused for such non-performance, hindrance or delay of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use all reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans and other means.  The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.  The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Supplier’s or Michaels (as applicable) obligation to provide either normal recovery procedures or any other disaster recovery services described in Section 17.1 unless the implementation of normal disaster recovery or agreed disaster recovery plan itself is prevented by the same or different Force Majeure Event.  The Supplier shall not have the right to any additional payments from Michaels as a result of its efforts to provide Services during a Force Majeure Event affecting a Service Location except to the extent provided in the agreed Disaster Recovery Plan.  A Force Majeure Event affecting Michaels shall not excuse Michaels from paying the applicable Fees during such period (except the extent such Force Majeure Event directly affects the systems used by such Michaels to remit payments).

17.3        Alternate Source.  If the performance of all or a portion of the Services is prevented, hindered or delayed for more than 24 hours in the case of critical Services, or more than 3 calendar days in the case of all other Services, Supplier may, within 3 calendar days, propose and with approval from Michaels, procure and provide affected Services from an alternate source, failing which, Michaels may procure the affected Services from an alternate source and Supplier shall reimburse Michaels for a period not to exceed 60 days from the date that Michaels commences receiving the Services from the alternate source or the termination of the affected Services, whichever is earlier, the additional costs and expenses (the difference between the actual costs and expenses and the costs and expenses that would have been payable to Supplier for such Services under the Agreement) incurred by Michaels in procuring such Services.  If the performance of all or a portion of the Services is prevented, hindered or delayed for more than 7 calendar days, Michaels, at its sole discretion, may:  (i) terminate any portion of the Agreement affected by the nonperformance, hindrance or delay; or (ii) terminate the entire Agreement, in each case as of the date specified by Michaels in a notice to Supplier and without payment of any Termination Fee.

17.4        Allocation of Resources.  Whenever a Force Majeure Event or a disaster causes Supplier to allocate limited resources between or among Supplier’s customers, Supplier shall not provide to any other customers of Supplier priority over Michaels.  Supplier shall not redeploy or reassign any Key Supplier Personnel to another account in the event of a Force Majeure Event.

18.          PAYMENTS

18.1        Fees.  In consideration of Supplier providing the Services, Michaels shall pay to Supplier the Fees, Charges and Pass-Through Expenses as expressly specified in this Agreement or Exhibit 4 and/or Pricing Exhibit to the applicable Statements of Work.  Except as expressly set forth in this Agreement or Exhibit 4 and/or the Pricing Exhibit to the applicable Statements of Work, there shall be no charges, fees or expenses payable by Michaels in respect of Supplier’s performance of its obligations pursuant to this Agreement.

18.2        Invoices.  For each month after the Commencement Date, Supplier shall invoice Michaels for:  (a) the Base Charges applicable to the Base Services provided during such month.  and any additional Fees payable under an applicable Statement of Work; (b) the Charges applicable to the Consulting Services provided during such month; and (c) any Pass-Through Expenses payable during the month.  Supplier’s monthly invoices shall:  (x) be provided within 10 days after the last day of the month; (y) be in a form and format requested by Michaels; and (z) contain detailed information regarding the Fees and Pass-Through Expenses as is requested by Michaels, including information necessary to determine the accuracy of the Fees and Pass-Through Expenses in each such invoice.

18.3        Timeliness of Invoices.  Supplier shall invoice all Fees within 90 days after the month in which the Services were rendered or the expense incurred.  If Supplier fails to invoice such Fees within 90 days Michaels may decline to pay unless Michaels is responsible for the delay.

18.4        Payment.  Subject to Section 18.5, Invoices submitted by Supplier pursuant to this Section 18 for such month, shall be due and payable to Supplier within forty-five (45) days after the date Michaels receives Supplier’s invoice.  If any invoice is not paid on the due date for payment, Interest shall accrue and be payable on the amount of such invoice from the original due date to the date paid.

18.5        Fee Disputes.  Michaels may withhold invoiced amounts or a portion thereof that Michaels disputes in good faith.  Michaels shall pay undisputed portion of the invoice when due and notify Supplier on or before the date of payment of reasons for all such disputes.  The Parties shall promptly and expeditiously seek to resolve such disputes and upon resolution of the applicable dispute, Michaels shall pay Supplier the sum of money as resolved.

18.6        Due Diligence.  Supplier hereby acknowledges and agrees that Michaels has delivered or made available to Supplier all information and documents Supplier has deemed necessary for Supplier to commit to its obligations under this Agreement in accordance with its terms.  Supplier shall not be relieved of any of its obligations under this Agreement, or alter, increase or add any fees or charges related to this Agreement, as a result of its failure to review the foregoing information and documents or any documents referred to therein or its failure to request any information or documents from Michaels; except to the extent that such failure of Supplier results from non-obvious material inaccuracies in the information and documents made available by Michaels.

18.7        No Other Charges.  Except as otherwise expressly set forth in this Agreement, all costs and expenses relating to Supplier’s performance of the Services (including all costs and expenses related to the acquisition, maintenance and enhancement of Software and Equipment, travel and lodging, document reproduction and shipping, computers and office equipment used by Supplier Staff, and all telephone charges) are included in the Base Charges and Charges and shall not be charged to or reimbursed by Michaels.  Except as expressly provided in Exhibit 4, there shall be no periodic adjustments to the Fees during the Term (e.g., cost-of-living increases or inflation indexes).

18.8        No Payment for Unperformed Services.  If Supplier fails to provide the Services in accordance with this Agreement, the Fees shall be adjusted in a manner such that Michaels is not responsible for the payment of any Fees for Services that Supplier fails to provide, except as expressly set forth in this Agreement or Exhibit 4 and/or the Pricing Exhibit to an applicable Statement of Work.

18.9        Most Favored Customer.  Supplier agrees that Michaels shall be treated as a most favored customer of Supplier and to this end Supplier shall provide to Michaels the same or better pricing, service availability, service quality, and agreement terms as Supplier provides to its customers that purchase comparable services in comparable quantities.  Comparability shall be measured by the financial responsibilities and commitments, volume, nature of services and other pertinent comparatives.  Upon Michaels’ request, Supplier shall certify to Michaels in writing that Supplier is not in violation of this Section 18.9.  If Supplier is unable to provide such certification because of a transaction entered into between Supplier and a Supplier customer that contradicts this Section 18.9, Supplier shall offer to Michaels a reduction in the Fees, increases in service performance, and any Michaels-favorable change to the terms of this Agreement that would be required to permit Supplier to give such certification.

18.10      Certain Commitments By Parties.  Supplier and Michaels agrees to the commitments of each Parties set forth on Exhibit 4.

19.          TAXES

19.1        Taxes.  Supplier is responsible for and shall pay any sales, use, gross receipts, excise, import, export, value-added, withholding, personal property or other taxes that are:  (a) based upon or measured by Supplier’s cost in acquiring, using or providing Equipment, Software, materials, supplies, facilities, or services used by Supplier or Supplier Agents in performing or furnishing the Services, including all personal property and sales or use taxes on Supplier Equipment and Supplier Software but excluding any such taxes on Equipment purchased by Supplier on behalf of Michaels pursuant to Section 8.2 and/or any facility, Equipment, Software or other material provided or required to be provided by Michaels to Supplier (collectively, “Supplier Consumption Taxes”), however levied or assessed.  Each Party shall cooperate with the other in minimizing any applicable Taxes.

The Fees and Charges payable to Supplier by Michaels for Services are exclusive of any service, sales, use, value added or similar taxes assessed on the provision or use of the Services or on Supplier’s Charges to Michaels under this Agreement (collectively, “Service Taxes”), however levied or assessed.

Michaels shall be responsible for and pay (a) any and all taxes imposed by any taxing authority based on Michaels income (b) franchise taxes applicable to Michaels and (c) any Services Taxes excluding India Services Taxes.

Supplier is responsible for and pay (a) all Supplier Consumption Taxes, (b) any and all taxes imposed by any taxing authority based on Supplier’s income (c) franchise taxes applicable to Supplier, and (d) any and all Service Taxes imposed on either Party by any taxing authority in India (“India Service Taxes”).

Notwithstanding the forgoing, if and to the extent that India Service Taxes become applicable as a result of Michaels starting its business operations in India at any time (other than the outsourcing of Services contemplated in this Agreement), Michaels will be responsible to pay or reimburse Supplier of any such India Service Taxes.

Each Party shall cooperate with the other in minimizing any applicable taxes.

19.2                        Relocation of Services.  Any incremental Taxes, Service Taxes or India Service Taxes assessed on the provision of the Services for a particular site resulting from Supplier’s relocating or rerouting the delivery of Services for Supplier’s convenience to, from or through a location other than the Service Location identified in this Agreement shall be paid by Supplier.  Any incremental Taxes assessed on the provision of the Services for a particular site resulting from Supplier’s relocating or rerouting the delivery of Services as required by Michaels for its convenience shall be the responsibility of Michaels.

19.3                        Other Taxes.  Michaels and Supplier shall each bear sole responsibility for all taxes, assessments and other real property-related levies on its respective owned or leased real property.

19.4                        Segregation of Fees.  Supplier shall segregate the Fees into the following separate payment streams as follows:  (a) those for taxable Services; (b) those for nontaxable Services; (c)  those that relate to a capital expenditure versus an expense; (d) those for which a sales, use or other similar tax has already been paid; and (e) those for which Supplier functions merely as a paying agent for Michaels in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax.  In addition, Michaels and Supplier shall cooperate to more accurately determine a Party’s tax liability and to minimize such liability, to the extent legally permissible.  Each Party shall provide and make available to the other Party any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a Party.

20.                               AUDITS

20.1                        Services.  Upon reasonable notice from Michaels, Supplier and Supplier Agents shall promptly provide Michaels, Michaels Agents (including any external auditors of Michaels and any internal Michaels Agents responsible for evaluating compliance), and any of Michaels’ regulators (collectively, “Auditors”) with:  (a) access to any facilities, personnel and information technology systems used for providing the Services and under Supplier or Supplier Agents’ control;  and (b) any assistance and information the Auditors may require, in each case for the purpose of performing audits or inspections of the Services, the Service Locations, the Systems, and the business of Michaels relating to the Services (including to verify performance of the Services, the Fees, the use of Michaels resources, and regulatory compliance).  If any audit by an auditor designated by Michaels, a Michaels Agent or a regulatory authority results in Supplier being notified that Supplier or Supplier Agents are not in compliance with any Law or audit requirement, Supplier shall, and shall cause Supplier Agents to, promptly take actions to comply with such Law or audit requirement.

20.2                        Fee Records.  Fee Audits may be performed by Michaels for a period not to exceed three years preceding the date of audit (“Audit Period”).  Upon notice from Michaels, Supplier shall promptly provide Michaels and Auditors with access to such financial records and supporting documentation as may be reasonably requested by Michaels, and Michaels or Auditors may audit the Fees invoiced to and paid by Michaels to determine if such Fees are accurate and in accordance with this Agreement.  If any such audit reveals that Supplier has overcharged Michaels, Michaels shall notify Supplier of the amount of such overcharge and unless Supplier disputes such finding in good faith, Supplier shall promptly pay to Michaels the amount of the overcharge during the Audit Period, plus Interest calculated from the date of receipt by Supplier of the overcharged amount until the date of payment to Michaels.  If any such audit reveals an overcharge to Michaels of an amount equal to 5% of the Fees, whether internal or external, associated with the audited Services for the Audited Period, Supplier shall reimburse Michaels for the cost of such audit.

20.3                        SAS 70 Reports; .

(a)                                  If Supplier is performing such SAS 70 Type II audit at Supplier’s enterprise, Supplier shall provide Michaels with a SAS 70 Type II service auditor’s report as it relates to Services, at no cost to Michaels.  If such a report is not available, Supplier shall at no additional cost to Michaels, provide Michaels with any reports and assistance reasonably requested by Michaels in connection with Michaels’s obtaining a SAS 70 Type II audit report (“Standard SAS 70 Type II Reports”) for all accounting or internal control activities related to the provision of Services by Supplier or Supplier Agents.  All third party costs for Standard SAS 70 Type II Reports required by Michaels will be borne by Michaels.  If obtaining a SAS 70 type II report for any particular accounting or internal control activity is not practical, Supplier will provide any reports or assistance reasonably requested by Michaels or Michaels’ auditors for Michaels auditor’s verification that internal controls are in place and functioning as designed.

(b)                                 With respect to information technology services (“IT Services”) provided as part of the Services, the reports and other assistance required for facilitating Michaels to obtain a Standard SAS 70 Type II Report, should at a minimum, include the following IT Services control objectives:  (i) security management; (ii) asset classification and management/data security; (iii) personnel security; (iv) physical/environmental security; (v) operations management, including change control procedures; (vi) system access management and network security; (vii) communications security; (viii) applications development, maintenance and implementation event journaling; (ix) data center operations controls; (x) system software controls; (xi) access security controls; (xii) application system development and maintenance controls; and (xiii) such other matters as are requested by Michaels.  Supplier shall consult with Michaels regarding the inclusion of appropriate Michaels-specific transactions to be sampled in connection with the assistance required.  Assistance and reports for the Standard SAS 70  Type II Reports shall be provided as at the end of the end of Michaels’ fiscal year end.  In the event that assistance and reports required from Supplier are provided as of a date other than Michaels year end, Supplier shall provide Michaels, a written statement by an officer of Supplier that there has been no change in Supplier’s internal controls and that such controls and systems have functioned correctly since the date of the most recent Standard SAS 70 Report. Supplier agrees, on 30 days written notice to Supplier to change the due date for reports and assistance as necessary to facilitate Michaels’ year end financial statement certification requirements. For clarity, it is agreed that any cost and expenses internally incurred by Supplier in connection with the assistance and reports contemplated in this Section 20.3 will be borne by Supplier and if such assistance and report reasonably require Supplier to engage any third parties, including third party auditors, the cost and expenses of such third parties will be borne by Michaels.

(c)                                  With respect to non-IT Services provided as part of the Services, the assistance and reports provided for Michaels obtaining its SAS 70 Type II Reports (“Custom SAS 70 Type II Reports”) shall include testing of Supplier’s operations in connection with the Services against the control objectives agreed for that non-IT Service on Exhibit 2 and include other matters and the control objectives requested by Michaels (“Control Objectives”).  The assistance and reports for the Custom SAS 70 Type II Reports shall cover the period July through January, or such other dates as reasonably determined by Michaels to comply with Michaels year end reporting requirements and certifications. .  In the event that assistance and reports required from Supplier are provided as of a date other than Michaels year end, Supplier shall provide Michaels, a written statement by an officer of Supplier that there has been no change in Supplier’s internal controls and that such controls and systems have functioned correctly since the date of the most recent Standard SAS 70 Report.  Reports and assistance to Michaels will be delivered promptly, but in no instance later than 10 days after Michaels fiscal year end.  For clarity, it is agreed that any cost and expenses internally incurred by Supplier in connection with the assistance and reports contemplated in this Section 20.3 will be borne by Supplier and if such assistance and report reasonably require Supplier to engage any third parties, including third party auditors, the cost and expenses of such third parties will be borne by Michaels.

(d)                                 Supplier is not obligated to provide assistance and reports for the Custom SAS 70 Type II Report regarding the non-IT Services until 6 months after the Commencement Date that applies to those non-IT Services.  Instead, Supplier covenants that its operations with respect to the non-IT Services shall conform to the applicable Control Objectives as of the Commencement

Date.  Supplier shall perform a self assessment (and provide Michaels with a copy of the written report resulting from such self assessment) of its operations with respect to the non-IT Services to determine compliance with the Control Objectives based on the conduct of such operations during the first 30 days after the Commencement Date and, where required by Michaels, Supplier shall, at Michaels’s cost and expense, provide an audit conducted by an independent third party (“Control Audit”) on the accounting and internal controls used by the Supplier for non-IT Services.  Supplier shall consult with Michaels prior to conducting each Control Audit regarding the scope of the audit and any Michaels requirements for the audit report.  Unless otherwise agreed, Supplier shall with respect to each Control Audit, provide a report complying with the requirements of Michaels, and including statements on:

(i)                                    the fairness of presentation of the controls for each Control Objective;

(ii)                                the design of the controls with regard to their ability to meet defined Control Objectives; and

(iii)                            the operational effectiveness of those controls over the period for the Control Audit.

The report shall be completed and delivered to Michaels on or before the date nominated by Michaels, or such other date agreed with Supplier.

20.4                        Certain Audits

(a)                                  Without limiting Supplier’s obligations under Section 20.1, upon Michaels’ request, Supplier shall provide Michaels or Michaels Agents access to any facilities and personnel and equipment used to provide the Services and under Supplier or Supplier Agents’ control and any assistance and information Michaels or the Auditors may reasonably require in order to conduct an audit and test (collectively, “Test”) of the Services (including Tests at all Michaels Service Locations) for the purpose of determining Michaels’ compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or any successor or similar Laws (collectively, “Sarbanes Oxley”).  If any Test reveals deficiencies or weaknesses in internal controls and procedures relating to the Services (as such deficiencies or weaknesses are characterized under the standards of the Public Company Accounting Oversight Board; the standards and rules of the Securities and Exchange Commission; or the standards used by Michaels management or Michaels’ registered public accounting firm to evaluate Michaels’ internal control structure or any other applicable standards, collectively “Standards”), Supplier shall develop and submit to Michaels a plan to cure such deficiencies or weaknesses (the “Cure Plan”) within 30 days after Michaels’ notice of the deficiencies or weaknesses and commence implementation of the Cure Plan at its own cost and expense immediately after Michaels’ approval of such plan, or within another time period agreed by the Parties.  After Supplier has implemented the Cure Plan in accordance with this Section 20.4(a), Michaels may conduct additional Tests of the Services (including Tests at all Michaels Service Locations) to determine Michaels’ compliance with Sarbanes Oxley as such compliance relates to the Services, the costs of such tests to be borne by Supplier.  If such Tests reveal deficiencies or weaknesses in internal controls and procedures relating to the Services (as such deficiencies or weaknesses are characterized under the Standards), which deficiencies or weaknesses arise from Supplier’s failure to implement a Cure Plan properly or Supplier’s failure to perform any other obligations under the Agreement, Supplier shall promptly develop a plan to remedy such deficiencies or weaknesses and implement such plan upon Michaels’ approval as soon as reasonably practicable.

(b)                                 In addition to Supplier’s obligations under Section 20.4(a), Supplier shall correct promptly any deficiencies or weaknesses in internal controls and procedures relating to the Services that are identified:  (i) by Michaels during the Term in connection with any internal control assessment, audit or similar review conducted or report prepared by Michaels or a Michaels Agent pursuant to Sarbanes-Oxley; or (ii) by Supplier or Supplier Agents (including and internal or external auditor of Supplier).  Without limiting the generality of the preceding sentence, if at any time Michaels determines that any matter identified in an audit conducted pursuant to this Article 20 would:

(i)                                    be considered a significant deficiency or a material weakness in Michaels’ internal control structure and procedures for financial reporting (as such deficiency is characterized under the Standards);

(ii)                                require Michaels to disclose the risk of non-compliance to any regulatory body;

(iii)                            prevent Michaels management from evaluating and affirming to the effectiveness of its internal control structure and procedures for financial reporting pursuant to Sarbanes-Oxley; or

(iv)                               prevent Michaels’ registered public accounting firm from providing an affirmative attestation opinion with respect to Michaels’ evaluation described in Section 20.4(b)(iii), then Supplier shall submit to Michaels a Cure Plan within 10 days after Michaels’ notice thereof, such that Michaels is able to complete the management evaluation and attestation required by Sarbanes-Oxley and Supplier shall implement such Cure Plan at its own cost and expense immediately after Michaels’ approval of such plan, or within another time period agreed by the Parties.  After Supplier has implemented the Cure Plan in accordance with this Section 20.4(a), Michaels may conduct additional Tests of the Services (including Tests at all Michaels Service Locations) to determine Michaels’ compliance with Sarbanes Oxley as such compliance relates to the Services, the costs of such Tests as it relates to verification of implementation of cure in accordance with Cure Plan shall be borne by Supplier. If such deficiency is not resolved immediately, or within another time period agreed by the Parties, without limiting Michaels’ other rights and remedies, Michaels may terminate this Agreement without payment of any Termination Fees.

20.5                        Record Retention.  Supplier shall retain records and supporting documentation:  (a) sufficient to satisfy the requirements set forth in this Article 20; (b) as necessary to document the Services and the Fees paid or payable by Michaels under this Agreement, including all third party invoices with respect to Pass-Through Expenses; (c) in accordance with Michaels’ retention policies and procedures as in effect from time to time; (d) as required by Law; and (e) in any event for at least 6 years after the End

Date (unless a longer or shorter period is specified in Michaels’ retention policies and procedures).  At any time after one year from the completion of Termination Assistance Services, Supplier may at its cost and option deliver to Michaels any and all documents that are the subject of record retention requirement under this Agreement and upon such delivery, Supplier shall be relieved of any further obligations with respect to record retention.

20.6                        Facilities.  Supplier shall provide to Michaels and Michaels Agents, on Supplier’s premises (or, if the audit is being performed on a Supplier Agent, the Supplier Agent’s premises if necessary), space, office furnishings (including lockable cabinets), and utilities as Michaels or such Michaels Agents may reasonably require to perform the audits described in this Article 20.

20.7                        General Audit Procedures.

(a)                                  Michaels shall not be given access to:  (i) the proprietary information of other Supplier customers; (ii) Supplier Service Locations that are not related to Michaels or the Services; or (iii) Supplier’s internal costs (except to the extent that such costs are claimed as a Pass-Through Expense by Supplier) or Supplier’s proprietary information unrelated to the Services, except as necessary to audit amounts that are invoiced to Michaels.  Except with respect to any security audit, Michaels shall provide reasonable advance notice to Supplier for any forthcoming audit.  All audit reports shall be treated as confidential information of Supplier and Michaels.

(b)                                 In performing audits, the Auditors shall use commercially reasonable efforts to avoid unnecessary disruption of Supplier’s operations and unnecessary interference with Supplier’s ability to perform the Services in accordance with the Service Levels.  Where an Auditor desires to install any audit Software within Supplier’s environment, the installation and operation of such Software shall be subject to Supplier’s approval through its change management process and Michaels will be responsible for any damage to Software or Equipment or loss of data caused by the installation or operation of such Software.

(c)                                  Following any audit, Michaels shall provide a copy of the audit report to Supplier and conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, a conference with Supplier to review any issues identified in the audit that Michaels will request Supplier to remediate; provided that Michaels shall not be obligated to provide any information that in Michaels’ reasonable opinion relates to, or may relate to, a dispute between Supplier and Michaels.  Where required by Michaels, Supplier shall submit to Michaels a remediation plan setting out the actions required to be performed by Supplier to address any deficiencies, weaknesses, concerns or recommendations of any audit (“Remediation Plan”).  Upon approval of the Remediation Plan by Michaels, Supplier shall, at its own cost and expense perform the actions detailed in that Remediation Plan in accordance with that Remediation Plan and the dates set out therein.  After Supplier has implemented the Remediation Plan in accordance with this Section 20.4(a), Michaels may conduct additional Tests of the Services (including Tests at all Michaels Service Locations) the costs of such Tests shall be borne by Supplier ..

(d)                                 In performing audits, the Auditors and their internal and external auditors, inspectors, regulators or other representatives shall comply with Supplier’s standard, reasonable physical and information security procedures and shall cause external Auditors (other than government Auditors) to execute a confidentiality agreement substantially similar to the agreement set forth on Exhibit 11 (“Michaels Agent NDA”).  External Auditors designated by Michaels shall not be a Supplier Competitor unless otherwise agreed by Supplier; provided that if a Supplier Competitor is in Michaels’ reasonable judgment the only entity that can perform an audit effectively with respect to a portion of the Services (e.g., because such Supplier Competitor is the only party able to assess a technology platform competently), such Supplier Competitor may perform the audit so long as such Supplier Competitor executes the Michaels Agent NDA.

(e)                                  Supplier shall not be obligated to disclose any information or material that is a confidential information of Supplier’s other customers or information the disclosure of which would be a breach of Supplier’s confidentiality obligation to Supplier’s other customers or third parties unrelated to the Services.  Any entity that serves as Michaels’ regular independent external auditor is conclusively presumed to be acceptable to Supplier as an independent external auditor for the purpose of this Section 20.7(e).

20.8                        Supplier Audits.  Within 10 days following receipt, unless prevented by any applicable Laws or regulations, Supplier shall make available to Michaels the findings of any review or audit conducted on Supplier, Supplier Affiliates or Supplier Agents (including internal and external auditors), to the extent such findings cover the Agreement or the Services, unless disclosure of such audit is not permitted .

21.                               CONFIDENTIALITY

21.1                        General Obligations.  All Confidential Information relating to or obtained from Michaels or Supplier shall be protected from unauthorized use and disclosure by the receiving Party to the same extent and in at least the same manner as such Party protects its own confidential information of a similar nature (and in no event with less than reasonable care), and neither Party shall use the Confidential Information of the other Party except as necessary to provide, receive or use the Services as applicable based on the purpose of disclosure.  Neither Michaels nor Supplier shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, or for the use or benefit of, any person or entity without the disclosing Party’s consent.  Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its officers, directors, agents, professional advisors, contractors (including the Benchmarker), subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its affiliates (collectively, “Permitted Parties”), to the extent such disclosure is not restricted under any Assigned Agreements, any Managed Agreements, any Consents or any Laws or Governmental Approvals and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations or the determination, preservation or exercise of its rights and remedies under this Agreement; provided that such Permitted Parties that are employees, officers, or directors of a Party are under a duty to maintain the confidentiality of such information that is no less restrictive than the obligations contained in this Section 21.1 and all other Permitted Parties have previously executed a written confidentiality agreement with respect to Confidential Information that imposes confidentiality obligations no less restrictive than those contained in this Section 21.1; and provided further that the receiving

Party shall take all reasonable measures to ensure that Confidential Information of the disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by any of the receiving Party’s Permitted Parties The receiving Party shall be liable for any act by a Permitted Party to whom it has disclosed the disclosing Party’s Confidential Information which act constitutes a breach of the obligations under this Section 21.1.  The obligations in this Section 21.1 shall not restrict any disclosure as required by any Law (provided that the recipient shall give prompt notice to the disclosing Party of such requirement and cooperate, upon the disclosing Party’s request, in obtaining a protective order with respect to such information).

21.2                        Unauthorized Acts.  Without limiting either Party’s rights with respect to a breach of this Article 21, each Party shall:

(a)                                  promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party;

(b)                                 promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

(c)                                  cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights; and

(d)                                 promptly use its best efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

Each Party shall bear the cost it incurs as a result of compliance with this Section 21.2.

21.3                        Injunctive Relief.  The Parties acknowledge and agree that monetary damages may be inadequate to compensate for a breach of the provisions contained in this Article 21 or other confidentiality provisions of this Agreement.  In the event of such breach, the injured Party may be entitled to seek injunctive relief and any and all other remedies available at law or in equity.  This Section 21.3 in no way limits the liability or damages that may be assessed against a Party in the event of a breach by the other Party of any of the provisions of this Article 21.

21.4                        Return of Confidential Information.  Except as necessary for Michaels to receive the benefit of the Termination Assistance Services or the licenses granted under Article 27 or Article 14, the receiving Party shall return or destroy (at the disclosing party’s option) Confidential Information of the disclosing party in the receiving party’s (or its agents’) possession:  (a) upon the request of the disclosing party with respect to all or the requested portion of such Confidential Information (provided that such request would not hinder the delivery or receipt of the Services or a Party’s other obligations under this Agreement); and (b) on the End Date with respect to all such Confidential Information.

22.                               REPRESENTATIONS AND WARRANTIES

22.1                        By Michaels.  Michaels represents and warrants that:

(a)                                  Michaels is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(b)                                 Michaels has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by Michaels has been duly authorized by Michaels;

(c)                                  Michaels is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Michaels’ ability to fulfill its obligations under this Agreement; and

(d)                                 Michaels is in compliance with all Laws applicable to Michaels’ obligations under this Agreement and has obtained or will obtain all applicable material permits and licenses required of Michaels in connection with its obligations under this Agreement.

22.2                        By Supplier.  Supplier represents and warrants that:

(a)                                  Supplier is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York;

(b)                                 Supplier has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by Supplier has been duly authorized by Supplier and shall not conflict with, result in a breach of, or constitute a default under any other agreement to which Supplier is a party or by which Supplier is bound;

(c)                                  Supplier is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement;

(d)                                 Supplier is in compliance with all Laws applicable to Supplier’s obligations under this Agreement and has obtained all applicable material permits and licenses required of Supplier in connection with its obligations under this Agreement;

(e)                                  there is no outstanding litigation, arbitrated matter or other dispute to which Supplier is a party which, if decided unfavorably to Supplier, would reasonably be expected to have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement; and

(f)                                    Supplier and Supplier Agents have full power and authority to grant Michaels the rights granted herein without the consent of any other party and Supplier has not created or permitted any restrictions, settlements, judgments or adverse claims on any materials developed or furnished by Supplier and Supplier Agents to Michaels.

22.3                        DISCLAIMER.  EXCEPT AS SPECIFIED IN SECTION 22.1 AND SECTION 22.2, NEITHER Michaels NOR SUPPLIER MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES OR THE SYSTEMS OR EQUIPMENT AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

23.                               ADDITIONAL COVENANTS.

23.1                        By Michaels.  Michaels covenants and agrees with Supplier that during the Term and the Termination Assistance Period Michaels shall comply with all Laws applicable to Michaels, and, except as otherwise provided in this Agreement, shall obtain all Michaels Government Approvals, Consent and other applicable material permits and licenses required of Michaels in connection with its obligations under this Agreement.

23.2                        By Supplier.  Supplier covenants and agrees with Michaels that during the Term and the Termination Assistance Period:

(a)                                  Supplier shall provide the Services with promptness, diligence and in a professional manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services, and Supplier shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services;

(b)                                 Supplier shall comply with all Laws applicable to Supplier in the performance of this Agreement and shall obtain all applicable Supplier Consents, Supplier Government Approvals and permits and licenses required of Supplier in connection with its obligations hereunder;

(c)                                  the Services, Supplier Software, Supplier Equipment, Commissioned Materials, Work Product and any other resources or items used by Supplier or furnished to Michaels by Supplier or Supplier Agents in providing the Services shall not infringe upon the proprietary rights of any third party (except to the extent such claim is based on:  (i) a modification to the Services, Supplier Software, Supplier Equipment, Commissioned Materials, Work Product: (A) by Michaels or Michaels Agents (other than Supplier); or (B) that was not made by or at the written direction of the Supplier; (ii) compliance by Supplier with written specifications provided by Michaels; (iii) Michaels’ combination of the Services, Supplier Software, Supplier Equipment, Commissioned Materials, Work Product with items not provided or recommended by Supplier; (iv) Michaels’ use of the Services, Supplier Software, Supplier Equipment, Commissioned Materials, Work Product other than in a manner that is permitted by this Agreement;(v) infringement arising from Michaels Software or other material provided by Michaels for access and use of Supplier in connection with the Service; provided, that the exclusions described in clauses (i)(B) and (ii) will not apply in the event that Supplier knew, or ought to have known, that such materials infringed upon the proprietary or other rights of a third party);

(d)           Supplier shall promptly notify Michaels if Supplier learns of any claim, pending or threatened, or any fact upon which a claim could be made, that asserts that the Services, Supplier Software, Supplier Equipment, Commissioned Materials, Work Product and any other resources or items used by Supplier or furnished to Michaels by Supplier or Supplier Agents in providing the Services, or Michaels’ receipt and use of the foregoing as contemplated under this Agreement may infringe upon the proprietary rights of any third party;

(e)           without limiting Supplier’s obligations under any applicable Statements of Work, Supplier shall take all commercially reasonable best efforts to prevent any viruses, trojan horses, worms, spyware, back doors, email bombs, malicious code or similar items (collectively, “Malware”) to be coded or introduced into the Systems by Supplier or Supplier Agents, and shall use all reasonable efforts to prevent Malware from being introduced into the System by any third parties; provided that in the event that Malware is found to have been introduced into the Systems, Supplier shall use all commercially reasonable best efforts to mitigate the effects of the Malware and, if the Malware causes a loss of operational efficiency or loss of data, mitigate and make all commercially reasonable best efforts to restore such lost data;

(f)            Supplier shall take all commercially reasonable best efforts to prevent any Software or Equipment that would have the effect of disabling or otherwise shutting down all or any portion of the Services is coded or introduced into the Systems.  With respect to any disabling code that may be part of the Software, Supplier shall not invoke such disabling code at any time (whether during or after the Term) for any reason.  If at any time the licensor of any Supplier Third Party Software shall invoke or threaten to invoke any disabling code in Supplier Third Party Software licensed to Supplier which could adversely affect the Services, Supplier shall use its best efforts to preclude such action on the part of such licensor;

(g)           neither Supplier nor any Supplier Agents shall make any unauthorized representations on Michaels’ behalf or about Michaels, nor commit or bind Michaels other than as specifically authorized;

(h)           Supplier or Supplier Agents shall not, without the prior approval of Michaels (such approval to include where approved as part of an applicable Statement of Work or Project or where such Software is provided to Supplier by Michaels) include in any Commissioned Materials or Michaels Derivative Works any software that is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that:  (i) requires or conditions the use or distribution of such software on the disclosure, licensing, or distribution of any source code for any portion of such software; or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of Michaels to use or distribute such software;

(i)            any Commissioned Materials and other deliverables provided by Supplier pursuant to this Agreement shall:  (i) when delivered and for an agreed warranty period of three months be free from defects in materials, design, and workmanship;

(ii) when delivered and for an agreed warranty period of three months, perform in conformance with any applicable documentation, manuals, specifications or requirements; and (iii) be free and clear of any liens, claims, charges, debts or other encumbrances created or permitted by Supplier.  If Michaels notifies any errors or non-conformities during the testing period or applicable warranty period, supplier shall as part of the Services, correct such error or non-conformity, provided that Michaels shall compensate Supplier for any additional efforts required by Supplier resulting directly from any modification or misuse of the Commissioned Material or deliverable by Michaels;

(j)            With respect to a Commissioned Material or deliverable agreed as part of New Services where the pricing is on a fixed fee basis, unless otherwise agreed by the Parties, with respect to any such Commissioned Materials:  (i) if there is any defect or nonconformity during the applicable warranty period, upon notice from Michaels, Supplier shall promptly, at its sole cost and expense, correct or replace any such defect or nonconformity; and (ii) if Supplier fails to do so within 15 days from receipt of notice (or other time period agreed by the Parties), Michaels may at its option either obtain from Supplier any amounts reasonably expended to correct or replace such defect or nonconformity, or terminate the applicable New Service Proposal and obtain a refund of amounts paid for such Commissioned Materials, provided that the provisions of this Section 23.2(j) shall not apply and Michaels shall compensate Supplier for any additional efforts required by Supplier resulting directly from any modification or misuse of the Commissioned Material by Michaels; and

(k)           all facilities at Supplier Service Locations will be maintained and operated in accordance with all applicable building codes and ordinances.

24.          DISPUTE RESOLUTION.

24.1        Resolution Procedures.  Except as otherwise provided below, the Parties shall initially attempt to resolve any dispute arising under or related to this Agreement (a “Dispute”) in accordance with the procedures set forth in this Section 24.1.

(a)           Account Managers.  Within 5 business days after either Party furnishes to the other notice of a Dispute, the Michaels Account Manager and the Supplier Account Manager shall consider the Dispute in person or by telephone and shall attempt in good faith to resolve the Dispute for a period of 5 business days.  If the Dispute is not resolved, as agreed by the Parties, within such 5 business day period, the Dispute shall be escalated in accordance with Section 24.1(b).

(b)           Vice Presidents.  If a Dispute is not resolved in accordance with Section 24.1(a), a Vice President level executive of each of Michaels and Supplier shall meet within 5 business days after a Party’s request to discuss the Dispute in person at a Michaels Service Location designated by Michaels (or by telephone if agreed by Michaels) and shall attempt in good faith to resolve the Dispute for a period of 5 business days.

(c)           Supplier President.  If a Dispute is not resolved in accordance with Section 24.1(b), Supplier shall make available within 5 business days after Michaels’ request Supplier’s President or Supplier’s ISU Head to discuss the Dispute in person at a Michaels Service Location designated by Michaels (or by telephone if agreed by Michaels) and the Parties shall attempt in good faith to resolve the Dispute for a period of 5 business days.  Unless the Parties otherwise agree, either Party may pursue its rights and remedies under this Agreement after the expiration of such 5 business day period.

24.2        Exclusions.  Notwithstanding the foregoing, no Dispute relating to Section 15.3, Article 21, or Article 27 shall be subject to Section 24.1.  In addition, nothing in this Agreement shall limit either Party’s right to seek immediate injunctive or other equitable relief whenever the facts or circumstances would permit a Party to seek such relief in a court of competent jurisdiction.

24.3        Continuity of Services.  Supplier acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of Michaels.  Accordingly, in the event of a Dispute between Michaels and Supplier, Supplier and Michaels shall continue to perform their respective obligations under this Agreement in good faith during the resolution of such Dispute unless and until this Agreement is terminated in accordance with the provisions hereof.  This provision shall not operate or be construed as extending the Term or prohibiting or delaying a Party’s ability to exercise an otherwise valid right to terminate under this Agreement.

25.          TERMINATION.

25.1        Termination for Convenience.  Michaels may terminate this Agreement, in whole or in part, for convenience by giving Supplier notice of the termination at least 120 days prior to the termination date specified in the notice.

25.2        Termination for Change in Control of Michaels.  In the event of a Change in Control of Michaels, Michaels may terminate this Agreement by giving Supplier notice of the termination at least 120 days prior to the termination date specified in the notice.

25.3        Termination for Change in Control of Supplier.  In the event of a Change in Control of Supplier, Supplier shall notify Michaels of such Change in Control and Michaels may terminate this Agreement by giving Supplier notice of the termination at least 60 days prior to the termination date specified in the notice provided Michaels exercises its termination rights within 180 days after the receipt of notice of Change in Control of Supplier from Supplier.

25.4        Termination for Cause.

(a)           If Supplier fails to perform any of its obligations under this Agreement in any material respect or repeatedly fails to perform any of its obligations under this Agreement and the cumulative effect thereof could reasonably be considered material, and does not cure such breach within 30 days after receipt (the “Supplier Default Cure Period”) of a notice of breach from Michaels (the “Supplier Default Notice”), then Michaels may, without limiting Michaels’ other rights or remedies under this Agreement, by giving notice to Supplier, terminate this Agreement, in whole or in part, as of the termination date specified in the notice and without payment of any Termination Fee.

(b)           If Michaels fails to perform any of its obligations under this Agreement in any material respect including failure to make payment of undisputed Fees and Charges due to Supplier and does not cure such default within 30 days after receipt (the “Michaels Default Cure Period”) of a notice of breach or default from Supplier (the “Michaels Default Notice”), then Supplier may, by giving notice to Michaels, terminate this Agreement in whole or part, as of the termination date specified in the notice of termination.  The foregoing is the only circumstance in which Supplier may terminate this Agreement.

25.5        Termination in Case of Insolvency.  Michaels or Supplier may, by giving notice thereof to the other Party, terminate this Agreement as of the date specified in such termination notice, if:

(a)           The other Party:  (i) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or (ii) shall:  (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets; (B) make a general assignment for the benefit of its creditors; (C) commence a voluntary case under the U.S. Bankruptcy Code; (D) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts; (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code; or (F) take any corporate, partnership or other action for the purpose of effecting any of the foregoing; or

(b)           a proceeding or case shall be commenced, without the application or consent of Supplier, in any court of competent jurisdiction seeking:  (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Supplier or of all or any substantial part of its property or assets; or (iii) similar relief with respect to Supplier under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or

(c)           an order for relief against the other Party shall be entered in an involuntary case under the Bankruptcy Code.

25.6        Service Level Failures.  Michaels may, without limiting Michaels’ other rights or remedies under this Agreement, by giving notice to Supplier, terminate the applicable Statement of Work or the Agreement (if in connection with an IT or IS Statement of Work), in whole or in part, as of the termination date specified in the notice and without payment of any Termination Fee, if:  (a) there are 3 consecutive Critical Service Level Defaults with respect to the same Critical Service Level ; or (b) there are 6 Critical Service Level Defaults with respect to any Critical Service Levels within any rolling 6-month period, or (c) 75% percentage points or more of the Pool Percentage Available for Allocation are accrued from Service Level Credits in any rolling 12 month period.]

25.7        Effect of Termination.  Upon termination of this Agreement or a portion thereof for any reason, Michaels shall pay in accordance with Section 18, any Base Charges, Charges and Pass-Through Expenses that are accrued through to the End Date with respect to the terminated Services.  The effect of termination on commitments pursuant to Section 18.10 are set forth in Exhibit 4.

26.          TERMINATION FEES

26.1        Termination Fees.  Exhibit 4 sets forth the Termination Fees that may be payable to Supplier if this Agreement is terminated pursuant to Section 25.1 or Section 25.2.  Any Termination Fees payable in accordance with Exhibit 4 shall be due and payable on the End Date.

26.2        No Other Termination Fees.  Except for the Termination Fees specified in Exhibit 4, and the fees provided in Section 25.7, no termination fee or other charge shall be payable by Michaels in connection with the termination of this Agreement.  In addition, Supplier shall not charge Michaels more than once for any amount included in any fee owed pursuant to Exhibit 4 that relates to any resource for which Supplier has already received or shall receive payment.

27.          TERMINATION ASSISTANCE AND EXIT RIGHTS

27.1        Termination Assistance.  Upon Michaels’ request at any time during the Termination Assistance Period, Supplier shall provide, and shall cause Supplier Agents to provide, all necessary assistance to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Michaels or its designee (the “Successor”) during the Termination Assistance Period, including the Termination Assistance Services, regardless of the reason for the termination, expiration or cessation of Services.  The quality and level of performance of the Services during the Termination Assistance Period shall be consistent with the general quality and level of performance of the Services during the Term taking into account the dependencies and activities of transition.  If this Agreement or any portion thereof is terminated by Supplier pursuant to Section 25.4(b), prior to requiring Supplier to perform any Termination Assistance Services, Michaels shall pay all undisputed amounts then due and in such cases the fees for Termination Assistance Services shall be paid in advance during each month that Michaels requests Termination Assistance Services (subject to month end adjustments).

27.2        Payment.  The Base Charges and the Charges and applicable Pass-Through Expenses include all Termination Assistance Services provided by Supplier during the Term, and Supplier shall not charge Michaels any variable or other fees for such services unless mutually agreed by the Parties through the Change Management Process for an agreed Statement of Work.  For Termination Assistance Services provided by Supplier after the last day of the Term, Supplier shall provide such services:  (a) in the case of Termination Assistance Services that are Services, at the rates in effect for such Services immediately prior to termination or expiration of the Agreement and (b) for Termination Assistance Services for which no rates exist immediately prior to such termination or expiration, at Supplier’s standard commercial rates then in effect, subject to discounts consistent with the discounts applied under this Agreement or Supplier’s most favorable rates for similarly situated customers for all other services, whichever is lower.  Termination Assistance Services provided after the last day of the Term shall be subject to the provisions of the Agreement as such provisions would have been applicable to the Services prior to the effective date of termination or expiration.   Notwithstanding the foregoing, if Michaels terminates this Agreement pursuant to Section 25.4(a), Supplier shall provide all Termination Assistance Services (other than the Services) to Michaels without charge.  After the End Date, Supplier shall:  (x) answer questions from Successors regarding the Services at the applicable time and materials rates for such services set forth in the Agreement; and (y) deliver to Michaels or Successor any Michaels-Owned Materials and any other remaining Michaels-owned reports and documentation still in Supplier’s possession; and (z) notify Michaels of all records, supporting documentation and Confidential Information of Michaels retained by Supplier pursuant to Section 20.5, or to which Section 21.4 applies and return all such records, supporting documentation and Confidential Information to Michaels upon Michaels’ request.

27.3        Exit Rights.

(a)           Provision of Michaels Materials.  At Michaels’ request at any time during the Termination Assistance Period, Supplier shall, and shall cause Supplier Agents to, deliver to Michaels, at no cost to Michaels, a current copy of the Michaels-Owned Materials not previously delivered to Michaels and any other materials in Supplier’s possession to which Michaels obtains a license pursuant to this Agreement or otherwise has the right to possess a copy of, in the form used to provide the Services as of the time of Michaels’ request, in object code form in the case of any of the foregoing that are Software).  If such request is made after the last day of the Term, Supplier shall provide all such materials used to provide the Services as of the last day of the Term as well as all such materials developed or used to provide the Services during the Termination Assistance Period.  The rights granted to Supplier and Supplier Agents in Article 14 shall immediately terminate on the End Date, and Supplier shall, and shall cause Supplier Agents to, destroy or erase all copies of the Michaels-Owned Materials then in Supplier’s or Supplier Agents’ possession.  Supplier shall, upon Michaels’ request, certify to Michaels that all such copies have been destroyed or erased.

(b)           Supplier Proprietary Software.   Upon Michaels’ request at any time during the Termination Assistance Period, Supplier shall offer to grant to Michaels or Successor, subject to parties entering into Supplier’s standard software license agreement used by Supplier, any commercially offered Supplier Proprietary Software and any non-commercially offered Supplier Proprietary Software for maintenance purposes only at Supplier’s then current price for similar license and/or maintenance , as applicable, offered on a Most Favored Customer pricing,, any or all Supplier Proprietary Software used to provide the Services as of the time of Michaels’ request, or, if such request is made after the last day of the Term, used to provide the Services as of the last day of the Term, in each case as requested by Michaels.  Upon Michaels’ request, Supplier shall provide to Michaels or Successor support and maintenance services for any Supplier Proprietary Software licensed under this Section 27.3(b) on terms, conditions, and prices agreed upon by Supplier and Michaels or Successor, as applicable, which shall in no event be less favorable to Michaels or Successor than Supplier’s most favorable terms, conditions, and prices for such services provided to similar customers.]

(c)           Supplier Third Party Software.  Upon Michaels’ request at any time during the Termination Assistance Period, with respect to Supplier Third Party Software used to provide the Services as of the time of Michaels’ request, or, if such request is made after the last day of the Term, then used to provide the Services as of the last day of the Term, Supplier shall, and shall cause Supplier Agents to:

(i)            assign to Michaels or Successor, at Michaels’ option, the license agreements for which Supplier obtained assignment rights pursuant to Section 14.3 applicable to such Software, and

(ii)           use commercially reasonable best efforts to obtain for Michaels on reasonable terms, licenses for all applicable Supplier Third Party Software not subject to assignment under Section 27.3(c)(i), such that:  (A) Michaels may Use, and sublicense to third parties the right to Use, such Software in connection with Michaels’ use, provision (to itself) or receipt from Successor of services similar to the Services; or (B) Successor may Use, and sublicense to third parties the right to Use, such Software in connection with the provision of services similar to the Services to Michaels

Upon Michaels’ request, Supplier shall reasonably assist Michaels or Successor in obtaining directly from third parties any Software or substitute therefor for which Michaels or Successor does not assume the applicable third party agreements.

(d)           Leases, Service Agreements, and Equipment.  Upon Michaels’ request at any time during the Termination Assistance Period, Supplier shall, and shall cause Supplier Agents to:  (i) assign to Michaels or its designee leases for the Equipment used primarily to provide the Services as of the last day of the Term; (ii) assign to Michaels any contracts for services provided by third parties dedicated to the Services; and (iii) sell to Michaels, at the lesser of Supplier’s then-current book value or fair market value, some or all of the Equipment owned by Supplier or Supplier Agents and used primarily to provide the Services (and all user and other documentation in its possession that relates to such Equipment) free and clear of all liens, security interests or other encumbrances.  Supplier shall grant to Michaels a warranty of title with respect to all such Equipment.  Supplier shall also represent and warrant that any leases associated with any such Equipment are not in default and that all payments thereunder have been made through the date of transfer to Michaels.  Upon Michaels’ request, Supplier shall, and shall cause Supplier Agents to, reasonably assist Michaels or Successor in obtaining directly from third parties any third party services.

(e)           Network Services.  To the extent that Supplier has incorporated Michaels’ network into any Supplier network, Supplier shall, and shall cause Supplier Agents to, continue to provide up to 2 years of continued network services after the End Date at the then current rates in the Agreement for such service as requested by Michaels, in order to permit Michaels or Successor to establish its own network in an orderly manner.

28.          INDEMNITIES.

28.1        Indemnity by Michaels.  Michaels shall indemnify Supplier, its Affiliates, and their respective directors, officers and employees from, and defend and hold Supplier harmless from and against, any Losses suffered, incurred or sustained by Supplier or to which Supplier becomes subject, resulting from, arising out of or relating to any third party claim:

(a)           that the Michaels Software, Systems or other material provided by Michaels infringes upon the proprietary rights of any third party except to the extent caused by:  (i) a modification to the Michaels Software:  (A) by Supplier or Supplier Agents; or (B) that was not made by or at the written direction of Michaels or as expressly authorized under the applicable Statement of Work; (ii)  compliance by Michaels with written specifications provided by Supplier]; (iii) Supplier’s combination of the Michaels Software with items not provided or recommended by Michaels; or (iv) Supplier’s use of the Michaels Software other than in a manner that is permitted by this Agreement;

(b)           relating to the material inaccuracy, untruthfulness or breach of any representation or warranty made by Michaels in Article 22;

(c)           relating to:  (i) a violation of Law for the protection of persons or members of a protected class or category of persons by Michaels or Michaels Agents, including unlawful discrimination; (ii) accrued employee benefits not expressly assumed by Supplier; (iii) any representations, oral or written, made by Michaels or Michaels Agents to the Affected Employees or Affected Contractors; and (iv) any other aspect of the Affected Employees’ or Affected Contractors’ (including Transitioned Employees) employment or other relationship with Michaels or termination thereof by Michaels (including claims for breach of an express or implied contract of employment);

(d)           relating to Michaels’ or Michaels Agents’ failure to obtain, maintain or comply with the Michaels Governmental Approvals or failure to obtain or maintain the Consents;

(e)           relating to any amounts, including taxes, interest and penalties, assessed against Supplier which are the obligation of Michaels pursuant to Article 19;

(f)            relating to personal injury (including death) or property loss or damage resulting from Michaels’ or Michael’s Agent’s acts or omissions;

(g)           relating to a breach of Article 21;

(h)           relating to a breach of any of the covenants in Section 23.1;

(i)            relating to any claim under an Assigned Agreement that relates to the period prior to the Assignment Date, except to the extent that the Parties agree otherwise;

(j)            arising out of Supplier’s compliance with any written instructions or written guidelines provided to Supplier by Michaels regarding the performance or completion of any business process (as part of the business process services); except to the extent that Supplier knew, or ought to have known, that such instructions infringed upon the proprietary or other rights of a third party; and

(k)           relating to a breach of a Managed Agreement by Michaels.

Michaels shall indemnify Supplier from any costs and expenses incurred in connection with the enforcement of this Section 28.1.

28.2        Indemnity by Supplier.  Supplier shall indemnify Michaels, its Affiliates and their respective directors, officers and employees from, and defend and hold Michaels harmless from and against, any Losses suffered, incurred or sustained by Michaels or to which Michaels becomes subject, resulting from, arising out of or relating to any third party claim:

(a)           that the Services, Supplier Software, Supplier Equipment, Commissioned Materials, Work Product and any other resources or items used by Supplier or furnished to Michaels by Supplier or Supplier Agents in the provision of the Services (collectively, “Materials”) infringe upon the proprietary or other rights of any third party (except to the extent such claim is based on:  (i) a modification to the Materials: (A) by Michaels or Michaels Agents (other than Supplier); or (B) that was not made by or at the written direction of the Supplier; (ii) compliance by Supplier with written specifications provided by Michaels; (iii) Michaels’ combination of the Materials with items not provided or recommended by Supplier; (iv) Michaels’ use of the Materials other than in a manner that is permitted by this Agreement; or (v) infringement arising from any Michaels Software or Michaels Owned Material:  provided, that the exclusions described in clauses (i)(B) and (ii) will not apply in the event that Supplier knew, or ought to have known, that such materials infringed upon the proprietary or other rights of a third party);

(b)           relating to the Services or this Agreement brought by a Supplier Agent or personnel thereof, including any disputes between Supplier and Supplier Agents;

(c)           by a Supplier customer to whom Supplier provides services from a Supplier Service Location, which claim relates to any Michaels Data at such location or Supplier’s provision of Services to Michaels from such location;

(d)           relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by Supplier in Article 22;

(e)           relating to Supplier’s or Supplier Agents’ failure to obtain, maintain or comply with the Supplier Consents and Supplier Governmental Approvals or to comply with the Consents;

(f)            relating to:  (i) a violation of Law for the protection of persons or members of a protected class or category of persons by Supplier or Supplier Agents, including unlawful discrimination; (ii) accrued employee benefits not expressly retained by Michaels; (iii) any representations, oral or written, made by Supplier or Supplier Agents to Michaels employees or contractors, including the Affected Employees and Affected Contractors; and (iv) any other aspect of the Affected Employees’ or Affected Contractors (including Transitioned Employees) employment or other relationship with Supplier or termination thereof by Supplier;

(g)           relating to any amounts, including taxes, interest and penalties, assessed against Michaels that are the obligation of Supplier pursuant to Article 19;

(h)           relating to personal injury (including death) or property loss or damage resulting from Supplier’s or Supplier Agents’ acts or omissions;

(i)            relating to a breach of Supplier’s obligations with respect to Michaels Data (including Article 15);

(j)            relating to any fine or other penalty imposed by Law arising as a result of a breach of any of Supplier’s obligations under this Agreement;

(k)           relating to a breach of Article 21;

(l)            relating to a breach of any of the covenants in Sections 23.2(b) and 23.2(g);

(m)          relating to a breach of Supplier of its obligation with respect to Managed Agreements ; or

(n)           relating to Supplier’s failure to comply with the terms of an Assigned Agreement as they relate to the period after the date of assignment.

Supplier shall indemnify Michaels from any costs and expenses incurred in connection with the enforcement of this Section 28.2.

28.3        Obligation to Replace.  In the event that any use of the Services, any technology used to provide the Services, or any item provided to Michaels by Supplier or Supplier Agents, in the provision of the Services is, or in Michaels’ opinion is likely to be found to infringe upon or misappropriate the Intellectual Property Rights of any third party or enjoined, Supplier shall, with Michaels’ consent and at Supplier’s own cost and expense and in such a manner as to minimize disturbance to Michaels’ business activities:

(a)           obtain for Michaels the right to continue using the Services, any technology used to provide the Services, or any item provided to Michaels by Supplier or Supplier Agents; or

(b)           modify or replace the Services, any technology used to provide the Services, or any item provided to Michaels by Supplier or Supplier Agents, so that it is no longer infringing (provided that such modification or replacement does not degrade the functionality, performance or quality of the affected component of the Services).

In addition to the remedies set forth above, Supplier shall remain responsible for providing Services in accordance with this Agreement.  If Supplier is unable, after using all reasonable efforts, to promptly implement the measures described in Sections 28.3(a) or 28.3(b) Michaels may, upon notice to Supplier:  (i) obtain from a third party or itself provide those Services which Supplier failed to provide, and adjust the Fees to account for the corresponding reduction in Services after good faith discussions with Supplier regarding such adjustment; or (ii) terminate this Agreement, in whole or in part, without payment of any Termination Fee, as of the date specified by Michaels in its notice of termination.

28.4        Indemnification Procedures.  If any third party claim is commenced against a person or entity entitled to indemnification under Section 28.1 or Section 28.2 (the “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable.  If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than 10 days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense.  The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom.  No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party.  After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim.  If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section 28.4, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, reserving its right to claim the cost and expense of the Indemnifying Party from the Indemnifying Party.

29.          DAMAGES.

29.1        Consequential Damages.  Neither Michaels nor Supplier shall be liable for any indirect, incidental, special, or consequential damages (including lost profit or loss of data), arising out of or relating to its performance or failure to perform under this Agreement, even if advised of the possibility of such damages.

29.2        Direct Damages.

(a)           Definition of Direct Damages.  Each Party shall be liable to the other Party for any direct damages arising out of or relating to such Party’s performance or failure to perform under this Agreement.  The following shall be deemed to be direct damages of a Party:  (i) costs of reconstructing or reloading data; (ii) costs of implementing and performing work-arounds regarding a service failure; (iii) costs of replacing lost, stolen or damaged goods or materials; (iv) costs to procure replacement services from an alternate source as a result of a failure to perform, to the extent in excess of the applicable Fees; (v) overtime, straight time and related expenses and allocated overhead (including travel, lodging, wages) as a result of a failure to perform; (vi) payments or penalties imposed by a governmental or regulatory body as a result of a failure to comply; and (vii) in the case of Michaels, costs incurred by Michaels in transitioning the Services to another supplier or to Michaels’ internal staff in connection with Michaels’ termination of this Agreement in whole or in part in accordance with Section 25.4(a).

(b)           Cap on Direct Damages.  Notwithstanding Section 29.2(a), the aggregate and total liability of each of Michaels and Supplier under this Agreement, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for any event, act or omission shall not exceed an amount equal to the sum of the aggregate of:  (i) Fees paid for the 15 consecutive month-period immediately preceding the date of the first occurrence of the applicable event, act, or omission giving rise to such damages (or if less than 15 months have elapsed since the Effective Date, then 15 times the average monthly Fees paid during the elapsed time since the Effective Date); and (ii) the Service Level Credits incurred to date by Supplier on the date such damages are awarded.

29.3        Exclusions.  The limitations or exculpations of liability set forth in Section 29.1 and Section 29.2 shall not apply to:  (a) the failure of:  (i) Michaels to make payments of undisputed Fees; or (ii) Supplier to issue credits (including Reduced Resource Credits and Service Level Credits) or otherwise make payments due under this Agreement; (b) a Party’s indemnification obligations, as set forth in Article 28; (c) breaches of Articles 14 and 21, and Sections 4.5 and 4.6; (d) Supplier obligations with respect to Michaels Data (including Sections 15.4 and 15.5); (e) any amounts, including taxes, interest and penalties, assessed against a Party that are the obligation of the other Party pursuant to Article 19; (f) liability resulting from the fraud, – gross negligence intentional or willful misconduct of a Party;  or (g) fines, sanctions, damages, judgments or other penalties imposed on a Party by a Governmental Authority as a result of a breach of such party’s obligations under this Agreement .

Further, the Cap on Direct Damages set forth in Section 29.2(b) shall not apply for (a) liability of either Party for wrongful termination of this Agreement or a Statement of Work; or (b) Supplier’s abandonment of its obligation to provide the Services or to perform any other work or refusal to provide the Services in breach of this Agreement.

30.          INSURANCE.

30.1        Documentation.  Supplier shall provide to Michaels within 10 business days after the Effective Date evidence of all insurance required hereunder, and thereafter at any time any insurance policy covered in this Article 30 is renewed, or upon request by Michaels, during the Term and the Termination Assistance Period (except with respect to “claims made” policies for which Supplier shall provide evidence of insurance for 3 years after the End Date).  The insurance companies providing such insurance must have an A.M. Best rating of A-IX or better and be licensed or authorized to conduct business in all states in which Michaels does business.  Michaels shall have the right to require Supplier to obtain the insurance required under this Article 30 from another insurance carrier in the event Michaels determines that Supplier’s then current insurance carrier does not have an A.M. Best rating of A-IX or better or is not licensed or authorized to conduct business in all states in which Michaels does business.  All policies and certificates of insurance shall be written as primary policies with respect to Services performed and products supplied by Supplier and Supplier Agents and not written as policies contributing to, or to be used in excess of the Michaels insurance policies or any self-insurance program in which Michaels may participate with respect to such Services and products, unless due to the gross negligence or willful misconduct of Michaels.  The provisions of this Article 30 shall in no way limit the liability of Supplier.  The obligations under this Article 30 are mandatory; failure of Michaels to request certificates of insurance or insurance policies shall not constitute a waiver of

Supplier’s obligations and requirements to maintain the minimal coverages specified.  Supplier shall maintain, in its files, evidence of all subcontractors’ insurance coverage.

30.2        Types and Amounts.  During the Term and the Termination Assistance Period, and at its own cost and expense, Supplier shall, and shall cause all Supplier Agents to, obtain and maintain the following insurance coverage:

(a)           Commercial General liability insurance with a combined single annual aggregate limit of not less than $5,000,000 (“CGL”).

(b)           Errors and Omission insurance, including unauthorized use of or unauthorized access to Supplier’s computer systems that results in a breach of privacy, in an amount not less than $10,000,000 per claim and not less than $10,000,000 in the aggregate.

(c)           Workers’ compensation insurance and other insurance as required by statute in the state in which the work shall be performed.  Coverage shall include Employers Liability with a limit not less than $1,000,000 for each occurrence (“WCEL”).

(d)           Automobile Liability insurance covering owned and unowned vehicles with a combined single limit of not less than $1,000,000 for each occurrence (“BAL”).

(e)           Excess risk property insurance covering all risk of physical loss or damage, including as a result of flood or earthquake, for the replacement value of any Michaels-owned property at Supplier’s premises.

(f)            All risk property insurance covering all risk of physical loss or damage, including as a result of flood or earthquake, for the replacement value of any Michaels-owned property and papers on Supplier’s premises.

(g)           Employee Dishonesty coverage, naming Michaels as loss payee, for loss arising out of, or in connection with, any fraudulent or dishonest acts committed by Supplier employees acting alone or with others, including loss of property that is owned by Michaels or held by Michaels in any capacity for which Michaels is legally liable, in the amount of $5,000,000 per occurrence.

(h)           If Supplier purchases “claims made” insurance, all acts and omissions of Supplier and its representatives and agents, shall be, during the Term and the Termination Assistance Period, “continually covered” notwithstanding the termination of this Agreement or the provisions of this Agreement allowing Supplier to purchase “claims made” insurance coverage.  In order for the acts and omissions of Supplier and its representatives and agents to be “continually covered” there must be insurance coverage for the entire period commencing on the Effective Date of this Agreement and ending on the date that is at a minimum three years after the End Date, and such insurance must satisfy the liability coverage requirements provided for in this Agreement.  Supplier acknowledges and agrees that the provisions of this Article 30 may require Supplier to purchase “tail insurance” if its coverage lapses or “nose insurance” or “tail insurance” if Supplier changes insurance carriers, even after this Agreement is terminated.  Upon any failure by Supplier to obtain and maintain any insurance coverage specified in this Section 30.2, without limiting Michaels’ other rights and remedies, Michaels may, at its sole discretion (following cure notice of not less than 15 days): (i) purchase such insurance coverage on

Supplier’s behalf and deduct any such purchase and maintenance costs from the Fees; or (ii) terminate this Agreement without payment of any Termination Fees.

30.3        Policy Requirements.  Michaels and Michaels Agents shall be listed on all such insurance policies (except workers’ compensation insurance) obtained by Supplier and Supplier Agents as “Additional Insureds” up to the amount required of Supplier under this Agreement, and such policies shall expressly reference this Agreement with respect to Michaels’ status as “Additional Insured”.  If a “claims made” policy is purchased, then Supplier shall also purchase adequate “tail coverage” for claims made against Michaels after such policy has lapsed or been canceled or this Agreement is no longer in effect.  The provisions of Section 30.2 shall not be deemed to limit the liability of Supplier hereunder, or limit any rights that Michaels may have including, without limitation, rights of indemnity or contribution.

30.4        Risk of Loss.  Each Party is responsible for the risk of loss of, or damage to, any property of the other Party in the possession or control of the first Party, unless such loss or damage was caused by the acts or omissions of the other Party or its Agent.

31.          MISCELLANEOUS PROVISIONS.

31.1        Assignment.  Neither Party shall, without the consent of the other Party, assign this Agreement, except that Supplier may assign this Agreement, in whole or part, to an Affiliate or business unit of Supplier and that Michaels may assign this Agreement, in whole or in part, to:  (a) an Affiliate or business unit of Michaels; or (b) pursuant to a Change in Control of Michaels, a reorganization of Michaels, or a transfer or sale of any business unit, line of business, product line, or substantial portion of its assets, without such consent.  Assignment of this Agreement shall not release a Party from any obligation or liability under this Agreement.  The consent of a Party to any assignment of this Agreement shall not constitute such Party’s consent to further assignment.  This Agreement shall be binding on the Parties and their respective successors and permitted assigns.  Any assignment in contravention of this Section 31.1 shall be void.

31.2        Notices.  Wherever under this Agreement one Party is required to give notice to the other, such notice shall be deemed effective:  (a) 3 calendar days after deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested; (b) 1 business day after deposit with a national overnight courier; (c) if given by facsimile, that day such facsimile is sent, provided confirmation of such notice is also sent by national overnight courier or delivered in person; or (d) upon delivery if delivered in person or by messenger, in each case, addressed to the following addresses (or such other address as either party may be notified of as described above):

To Michaels:	Michaels Stores, Inc
Attention:

With a copy to:	Michaels Stores, Inc
Attention: General Counsel

To Supplier:	Tata America International Corporation
Attn: General Counsel

Either Party may change its address or facsimile number for notification purposes by giving the other Party 10 days notice of the new address or facsimile number and the date upon which it shall become effective.

31.3        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

31.4        Relationship.  The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Michaels or Supplier partners, joint venturers, principals, agents (except as expressly set forth in Article 8) or employees of the other.  No officer, director, employee, agent, affiliate or contractor retained by Supplier to perform work on Michaels’ behalf under this Agreement shall be deemed to be an employee, agent or contractor of Michaels.  Neither Party shall have any right, power or authority, express or implied, to bind the other.

31.5        Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

31.6        Waivers.  No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power.  A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant.  All waivers must be signed by the Party waiving its rights.

31.7        Timing and Cumulative Remedies.  No right or remedy herein conferred upon or reserved to either Party is exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.

31.8        Entire Agreement.  This Agreement and the Exhibits to this Agreement represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

31.9        Amendments.  No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by, in the case of Michaels, the Michaels Account Manager, and in the case of Supplier, the Supplier Account Manager.

31.10      Survival.  The terms of Sections 1, 14, 15, 18.2, 18.3, 18.4, 19.1, 20.5, 21, 22.3, 26, 27, 28, 29 and 31 shall survive the expiration or termination of this Agreement.

31.11      Third Party Beneficiaries.  Except with respect to the Affiliates, each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

31.12      Governing Law and Venue.  The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the United States and the State of Texas, without regard to conflicts of laws principles that would require the application of the laws of any other jurisdiction.  Supplier agrees that it shall only bring any action or proceeding arising from or relating to this Agreement in a federal court in Dallas, Texas, and Supplier irrevocably submits to the personal jurisdiction and venue of any such court in any such action or proceeding or in any action or proceeding brought in such courts by Michaels.  Supplier further irrevocably consents to the service of process from any of the aforesaid courts by mailing copies thereof by registered or certified mail, postage prepaid, to Supplier at its address designated pursuant to this Agreement, with such service of process to become effective 30 days after such mailing. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVE ITS RIGHT TO SEEK JURY TRIAL IN ANY PROCEEDINGS RELATING TO OR ARISING FROM THIS AGREEMENT.

31.13      Covenant of Further Assurances.  Michaels and Supplier covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of Michaels and Supplier shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

31.14      Export.  Supplier shall not knowingly export or re-export any personal computer system, part, technical data or sub-elements under this Agreement, directly or indirectly, to any destinations prohibited by the United States Government.  The term “technical data” in this context, means such data as is defined as technical data by applicable United States export regulations.

31.15      Conflict of Interest.  Supplier shall not pay any salaries, commissions, fees or make any payments or rebates to any employee or agent of Michaels, or to any designee of such employee or agent, or favor any employee or agent of Michaels, or any designee of such employee or agent, or otherwise provide any gifts, entertainment, services or goods to such employees or agents that are of a value in excess of that which is reasonable and customary in Michaels’ industry, which might unduly influence Michaels’ actions with respect to Supplier, which might embarrass Michaels if revealed publicly, or which might violate any Law (collectively, “Gratuities”).  Supplier agrees that its obligation to Michaels under this Section 31.15 shall also be binding upon Supplier Agents.  Supplier further agrees to insert the provisions of this Section 31.15 in each contract with a Supplier Agent.  If Supplier has, before or after the Effective Date, provided any Gratuities in violation of this Section 31.15, Michaels may, upon notice to Supplier, terminate this Agreement, in whole or in part, without payment of any Termination Fee, as of the date specified by Michaels in its notice of termination.

31.16      Publicity ..  Supplier will not use Michaels’ trade name, brands, or company logo in any manner whatsoever, except as agreed by Michaels in a separate written communication by a Vice President or above.  Michaels may revoke any approval previously provided by Michaels upon reasonable notice to Supplier.  Except as provided in such approval by Michaels, Supplier shall not make any statement, advertisement or publicity, nor issue any marketing letter disclosing the existence, terms or the subject matter of this Agreement without the specific prior approval of Michaels.  [The next page is the signature page.]

IN WITNESS WHEREOF, each of Michaels and Supplier has caused this Agreement to be signed and delivered by its duly authorized representative.

Tata America International Corporation, operating as TCS America		Michaels Stores, Inc and its Subsidiaries

/s/ Satyanarayan S. Hegde		/s/ Elaine D. Crowley
Signature		Signature

Satyanarayan S. Hegde		Elaine D. Crowley
Name		Name:

General Counsel & Senior Vice President		EVP & CFO
Title	Date January 16, 2009	Title	Date January 16, 2009

EXECUTION COPY

DEFINITIONS

EXHIBIT 1

TO

MASTER SERVICES AGREEMENT

BY AND BETWEEN

MICHAELS STORES, INC

AND

TATA AMERICA INTERNATIONAL CORPORATION

JANUARY 16, 2009

“Affected Contractors” means those Michaels contractors some or all of whose functions, services or responsibilities become the Services to be performed by Supplier after the Effective Date as contemplated and in accordance with the provisions of the Agreement.

“Affected Employees” means those Michaels employees some or all of whose functions, services or responsibilities become the Services to be performed by Supplier after the Effective Date as contemplated and in accordance with the provisions of the Agreement.

“Affiliate” means, with respect any entity, any other entity that now or in the future is Controlling, Controlled by, or under common Control with the entity, and in the case of Michaels, includes any other entity that now or in the future:  (a) is managed or operated by Michaels, or (b) is owned through stock ownership by a shareholder of Michaels.

“Agreement” has the meaning set forth in the Preamble of the Agreement.

“Applicable Terms” has the meaning set forth in Section 8.3 of the Agreement.

“Assigned Agreements” means the third party agreements that are assigned to Supplier in connection with the Agreement, if any, and designated as Assigned Agreements in Exhibit 9.

“At Risk Amount” means, with respect to a Statement of Work, for any month during the Term, 10% of the Fees paid or payable by Michaels under that Statement of Work in that month.

“Auditors” has the meaning set forth in Section 20.1 of the Agreement.

“Authorized Users” means Michaels, Michaels Agents and customers, business partners, vendors and joint venture partners whose relationship with Michaels involves the use of or interaction with the Services, including Michaels Third Party Contractors (to the extent that such Michaels Third Party Contractors are performing services for Michaels and need access to Michaels systems).

“Background Technology” of a Party means all Intellectual Property that:  (a) is:  (i) owned or licensed by such Party; and (ii) in existence in electronic or written form on or prior to the Effective Date; or (b) is conceived and reduced to practice, developed, acquired, or licensed by such Party after the Effective Date independently of the work undertaken pursuant to the Agreement.

“Base Charges” means the monthly charges for the Base Services which charges are calculated in accordance with Exhibit 4 and/or the Pricing Exhibit to the applicable Statement of Work.

“Base Services” means the services and Supplier’s obligations thereto covered by the Base Charges as specified or described in Exhibit 4 and/or in the Pricing Exhibit to the applicable Statement of Work included in Exhibit 2, including the application of Section 4.1 of the Agreement, as applicable.

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“Benchmark Results” means the final results of the Benchmarking Process delivered by the Benchmarker in a written report to Michaels and Supplier, including any supporting documentation requested by Michaels or Supplier to analyze the results of the Benchmarking Process.

“Benchmark Review Period” means the 30-day period following receipt by Michaels and Supplier of the Benchmark Results.

“Benchmarker” means a third Party specified on Exhibit 19 that shall conduct the Benchmarking Process.

“Benchmarking Process” means the objective measurement and comparison process established in accordance with Section 10.3 of the Agreement that measures the performance and cost to Michaels of the Services against the performance and cost of similar services in the industry.

“Change Management Process” means the process and procedures applicable to all Changes, including changes in the Systems, the Services and the Michaels information technology environment, as such process is set forth in Exhibit 5.

“Change in Control” means any event or series of events that result directly or indirectly in a change in the management or Control of a Party.  Without limiting the generality of the foregoing, the following shall be considered a Change in Control:  (a) the consolidation or merger of a Party with or into any entity; (b) the sale, transfer or other disposition of all or substantially all of the assets of a Party; or (c) any change in the beneficial ownership of 50% or more (or such lesser percentage that constitutes Control) of the outstanding voting securities or other ownership interests of a Party.  Notwithstanding the foregoing, any corporate reorganization among Affiliates shall not be considered to be a Change in Control.

“Change(s)” means any change to the Services, including changes to the Software, Systems or Equipment used to provide the Services if such change would alter in any material respect:  (a) the functionality, performance standards or technical environment of the Software, Systems or Equipment used to provide the Services; (b) the manner in which the Services are provided; (c) the composition of the Services; or (d) the cost to Michaels of the Services.

“Charges” means the monthly charges associated with the Services under a Statement of Work, based on the pricing and rate card set forth in Exhibit 4 and within the Pricing Exhibit of the applicable Statement of Work.

“Commencement Date” means the date on which Supplier assumes responsibility for the provision of the Services under a Statement of Work as such date is specified in the Transition Plan for those Services.

“Commissioned Materials” means any Software, associated Documentation, or other materials developed by or on behalf of Supplier and Supplier Agents:  (a) pursuant to Article 6; (b) pursuant to specifications or other directions provided by Michaels or Michaels

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Agents, whether such specifications or directions are developed alone by such parties or jointly with the Supplier (regardless of whether or not developed pursuant to Article 6); or (c) pursuant to a Project that is part of the Services; in each case whether developed independently or jointly with Michaels or Michaels Agents.

“Confidential Information” of Michaels or Supplier means all information and documentation of Michaels and Supplier, respectively, whether disclosed to or accessed by Michaels or Supplier in connection with the Agreement, including:  (a) with respect to Michaels and Supplier (i) information regarding its business, projects, operations, finances, activities, affairs, research, development, products, technology, network architecture, internal procedures, business models, business plans, business processes, marketing and sales plans, customers, finances, personnel data, computer system and program designs, processing techniques and generated outputs, procurement processes or strategies or suppliers, and any ideas, trade secrets, inventions (whether or not patentable), patent applications, proposals, techniques, formulas, methods of operation and other intellectual property; and (ii) any information that Michaels or Supplier is required by Law or company policy to maintain as confidential, including personnel and payroll records, and any other information that relates to or is about, an identified or identifiable person;  (b) pricing and commitments under the Agreement; (c) any information developed by reference to or use of Michaels’ or Supplier’s Confidential Information; (d) with respect to Michaels, all Michaels Data and all information of Michaels or its respective customers, suppliers, contractors and other third parties doing business with Michaels; provided, however, that except to the extent otherwise provided by Law, the term “Confidential Information” shall not include information that:  (w) is independently developed by the recipient, as demonstrated by the recipient’s written records, without violating the disclosing Party’s proprietary rights; (x) is or becomes publicly known (other than through unauthorized disclosure); (y) is already known by the recipient at the time of disclosure (other than through unauthorized disclosure), as demonstrated by the recipient’s written records, and the recipient has no obligation of confidentiality other than pursuant to the Agreement or any confidentiality agreements between Michaels and Supplier entered into before the Effective Date; or (z) is rightfully received by a Party free of any obligation of confidentiality.

“Consents” means all licenses, consents, permits, approvals and authorizations necessary to allow Supplier and Supplier Agents to access and/or use any of the following solely to provide the Services: Michaels Data, Michaels Facilities, Michaels Software, Michael Service Locations, Michaels-Owned Material, Michaels Equipment and other materials made available by Michaels to Supplier and services provided under Michaels third party services contracts. Michaels Consent includes consent of third parties required for Michaels to assign the Assigned Agreements to Supplier and Supplier to manage and administer the Managed Agreements pursuant to Article 8 of the Agreement.

“Consulting Services” means the services and Supplier obligations specified or described in the applicable Statement of Work included in Exhibit 2 including the application of Section 4.1 of the Agreement, as applicable.

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“Contract Year” means a fiscal year of Michaels (ending on the Saturday closest to January 31) during the Term, except that the first Contract Year shall begin on the Effective Date and end on January 30, 2010.

“Control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract, or otherwise.

“Critical Service Level” means any Service Level designated as a “critical” Service Level”.

“Critical Service Level Default” means a failure by Supplier to meet the specified Service Level target for a Critical Service Level.

“Critical Transition Milestone” means any milestone in the Transition Plan designated as a “critical” milestone.

“Current and Planned Projects” has the meaning set forth in Section 4.2(e) of the Agreement.

“Derivative Work” means any work based upon one or more preexisting works, or any other form in which a work is recast, transformed, revised, adapted or otherwise changed.

“Disaster Recovery Plan” means the plan approved by Michaels to restore the Services, Software and Systems to a pre-established level in the event that all or a portion of the Services, Software or Systems are unavailable.

“Dispute” has the meaning set forth in Section 24.1 of the Agreement.

“Divested Entities” has the meaning set forth in Section 5.4(b) of the Agreement.

“Documentation” means, with respect to Software and tools, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software or tools.

“Effective Date” means January 16, 2009.

“End Date” means the last day of the Termination Assistance Period.

“End Users” means the Authorized Users and all of their employees, agents, representatives or other persons who are authorized to access the Systems and/or Services on behalf the Authorized Users.

“Equipment” means computers and related equipment, including central processing units and other processors, controllers, modems, communications and telecommunications equipment (voice, data and video), cables, storage devices, printers, terminals, other

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peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

“Executive Steering Committee” means a committee established by the parties pursuant to Exhibit 5 with an equal number of members from Michaels and Supplier.

“Extension Period” means the First Extension Period and the Second Extension Period.

“Fees” means amounts payable by Michaels to Supplier pursuant to the Agreement, and Exhibit 4, as those Fees are more specifically described with respect to a Statement of Work in the Pricing Exhibit to the applicable Statement of Work.

“First Extension Period” has the meaning set forth in Section 2.2 of the Agreement.

“Force Majeure Event” has the meaning set forth in Section 17.2 of the Agreement.

“Governmental Approvals” means all licenses, consents, permits, approvals and authorizations of any Governmental Authority, or any notice to any Governmental Authority, the granting of which is required by Law, including Regulatory Requirements, for the consummation and performance of the transactions contemplated by the Agreement or the provision of Services under the Agreement.

“Governmental Authority” means any Federal, state, municipal, local, territorial, or other governmental department, regulatory authority, or judicial or administrative body, whether domestic, foreign, or international.

“Gratuities” has the meaning set forth in Section 31.15 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 28.4 of the Agreement.

“Indemnifying Party” has the meaning set forth in Section 28.4 of the Agreement.

“Individual Transition Manager” has the meaning set forth in Section 5.1 of the Agreement.

“Initial Agreement Expiration Date” means the date that is the end of Michaels’ fiscal year 2013, which is the Saturday closest to January 31 in 2014.

“Initial Agreement Term” has the meaning specified in Section 2.1 of the Agreement.

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world:  (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in

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subsections (a) through (e) of this sentence.

“Intellectual Property” means all algorithms, APIs, apparatus, circuit designs and assemblies, Confidential Information, databases and data collections, designs, diagrams, documentation, drawings, flow charts, formulae, ideas and inventions (whether or not patentable or reduced to practice), know-how, materials, marketing and development plans, marks (including brand names, product names, logos, and slogans), methods, models, network configurations and architectures, procedures, processes, protocols, schematics, software code (in any form including source code and executable or object code), specifications, subroutines, techniques, tools, uniform resource identifiers, user interfaces, web sites, works of authorship, and other forms of technology and intellectual property.

“Interest” means simple interest at the rate of 1% per month, but in no event to exceed the maximum rate of interest allowed by Law.

“Key Supplier Personnel” means the Supplier Account Manager and such other members of the Supplier Staff designated as Key Supplier Personnel on Exhibit 8.

“Law” means any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule, requirement or other binding restriction of or by any Governmental Authority, including any modified or supplemented version of the foregoing and any newly adopted Law replacing a previous Law.

“Losses” means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

“Malware” has the meaning set forth in Section 23.2(e) of the Agreement.

“Managed Agreement Invoice” means any invoice submitted by third parties in connection with the Managed Agreements.

“Managed Agreements” means the third party agreements designated as managed agreements in Exhibit 9.

“Michaels” means Michaels Stores, Inc.

“Michaels Account Manager” has the meaning set forth in Section 7.1 of the Agreement.

“Michaels Agent NDA” has the meaning set forth in Section 20.7(d) of the Agreement.

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“Michaels Agents” means the employees, agents, contractors, subcontractors, consultants, personnel and representatives of Michaels, other than Supplier and Supplier Agents.

“Michaels Data” means:  (a) all data and information:  (i) submitted or made available to Supplier or Supplier Agents by or on behalf of Michaels; (ii) obtained, developed or produced by Supplier or Supplier Agents for Michaels in connection with the Agreement; or (iii) to which Supplier or Supplier Agents have access in connection with the provision of the Services; and (b) all derivatives of any of the foregoing.

“Michaels Default Cure Period” has the meaning set forth in Section 25.4(b) of the Agreement.

“Michaels Default Notice” has the meaning set forth in Section 25.4(b) of the Agreement.

“Michaels Derivative Works” means any Derivative Works of Michaels Software or Michaels Background Technology and related Documentation developed pursuant to the Agreement by or on behalf of Supplier or Supplier Agents, whether developed independently or jointly with Michaels or Michaels Agents, excluding in all cases, Commissioned Materials.

“Michaels Equipment” has the meaning set forth in Section 8.1(a) of the Agreement.

“Michael Facilities” has the meaning set forth in Section 7.2 of the Agreement.

“Michaels Governmental Approvals” has the meaning specified in Section 4.5 of the Agreement.

“Michaels Laws” has the meaning set forth in Section 4.6 of the Agreement.

“Michaels-Owned Materials” has the meaning specified in Section 14.5 of the Agreement.

“Michaels Policies” means the Michaels corporate policies listed on Exhibit 7, as such policies are made available to Supplier during the Term and Termination Assistance Period, as well as any related Michaels procedures communicated to Service Provider that implement such policies.

“Michaels Proprietary Software” means Software and any associated Documentation that is owned, acquired or developed by Michaels and used in connection with the provision of the Services.

“Michaels Service Location(s)” means locations at which Services are provided to Michaels, as those locations at the Effective Date are set out on Exhibit 6, which Exhibit may be amended or changed from time to time by Michaels in accordance with the Agreement.

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“Michaels Software” means the Michaels Proprietary Software, the Michaels Third Party Software, and the Michaels Derivative Works, collectively.

“Michaels Third Party Contractors” has the meaning set forth in Section 5.5 of the Agreement.

“Michaels Third Party Software” means the Software and Documentation that is licensed or leased by Michaels from a third party and used in connection with the provision of the Services.

“New Entities” has the meaning specified in Section 5.4(a) of the Agreement.

“New Equipment” has the meaning set forth in Section 8.2(b) of the Agreement.

“New Service Proposal” has the meaning specified in Section 6.1 of the Agreement.

“New Services” means any new service or significant change to the Services requested by Michaels:  (a) that is materially different from the Services; (b) that requires materially different levels of effort or resources from Supplier; and (c) for which there is no current Resource Baseline or charging methodology.  New Services shall not include (y) increases in the volume of Services, or (z) the disaggregation of an existing Service from a category of Services (or other functional service area). For further clarity, New Services shall not include the additional Services identified on Exhibit 21.

“Parties” means Michaels and Supplier, collectively.

“Party” means either Michaels or Supplier, as applicable.

“Pass-Through Expense” means cost or an expense which Michael has an obligation to reimburse Supplier as a result of such cost or expense expressly being designated as a pass-through expense in the Agreement, Exhibit 4 or the applicable Statement of Work.

“Permitted Parties” has the meaning specified in Section 21.1 of the Agreement.

“Policies and Procedures Manual” means the manual prepared by Supplier in accordance with the Agreement and the requirements in Exhibit 5 that contains the Change Management Process and related procedures that Supplier must follow in connection with changes to the Services, the Systems and the Michaels information technology environment.

“Project” means any discrete set of development services (such as design, development or enhancement of software or solution).  Each of the Current and Planned Projects is a Project.

“Regulatory Requirements” means the Laws to which Michaels is required to submit, or voluntarily submits, from time to time.

“Remediation Plan” has the meaning set forth in Section 20.7(c) of the Agreement.

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“Resource Baseline” means a baseline volume for a specific category of services, as such baseline volumes are set forth in Exhibit 4.

“Sarbanes-Oxley” has the meaning set forth in Section 20.4 of the Agreement.

“Second Extension Period” has the meaning set forth in Section 2.2 of the Agreement.

“Service Category” means a grouping of elements of the Services, as specified in Exhibit 2.

“Service Level” means a component of the Services that is measured in accordance with the criteria specified in Exhibit 3.

“Service Level Credit” means a credit applied against the Charges or Fees as specified in the Agreement, Exhibit 3 or an applicable Statement of Work.

 “Service Level Default” shall have the meaning assigned to it in Exhibit 3.

“Service Location(s)” means any Michaels Service Location or Supplier Service Location, as applicable.

“Services” has the meaning specified in Section 4.1 of the Agreement.

“Software” means:  (a) the source code and object code versions of any applications, operating system software, computer software languages, utilities, other computer programs, in whatever form or media, including the tangible media upon which the foregoing are recorded, together with all corrections, improvements, updates and releases thereof; (b) any software development and performance testing tools, and related know-how, methodologies, processes, technologies or algorithms; and (c) any Documentation related to any of the foregoing.

“Statements of Work” mean the descriptions of certain Base Services, Consulting Services and Supplier obligations set forth in Exhibit 2, additional Services described in Exhibit 21 for which Parties may enter into a new Statement of Work or amendment of an existing Statement of Work in Exhibit 2, and New Services for which additional Statements of Work as agreed to by the Parties in accordance with Article 6 of the Agreement.

“Standards” has the meaning set forth in Section 20.4 of the Agreement.

“Successor” has the meaning specified in Section 27.1 of the Agreement.

“Supplier” means Tata America International Corporation, operating as TCS America, a New York corporation.

“Supplier Account Manager” has the meaning specified in Section 12.1 of the Agreement.

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“Supplier Agents” means the employees, agents, contractors, subcontractors, consultants, personnel and representatives of Supplier.

“Supplier Competitor” means the competitors of Supplier set forth on Exhibit 12.

“Supplier Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow:  (a) Supplier and Supplier Agents to use:  (i) the services provided for the benefit of Michaels under Supplier’s third party services contracts; (ii) the Supplier Software and Supplier tools; (iii) any assets owned or leased by Supplier; and (iv) any other Software or Equipment provided by Supplier in connection with the Services; (b) Supplier and Supplier Agents to:  (i) use any third party services retained by Supplier to provide the Services during the Term and the Termination Assistance Period; and (ii) grant to Michaels the rights (including assignments of Intellectual Property Rights) in the Michaels-Owned Materials and other Intellectual Property transferred or licensed to Michaels hereunder; and (c) Supplier to fulfill its obligations under Article 27 of the Agreement.

“Supplier Default Cure Period” has the meaning set forth in Section 25.4(a) of the Agreement.

“Supplier Default Notice” has the meaning set forth in Section 25.4(a) of the Agreement.

“Supplier Derivative Works” means Derivative Works of Supplier Software, Supplier Background Technology, and associated Documentation developed pursuant to the Agreement by or on behalf of Supplier or Supplier Agents.

“Supplier Equipment” means that Equipment leased or owned by Supplier and Supplier Agents that is used by Supplier and Supplier Agents to provide the Services.

“Supplier Governmental Approvals” has the meaning set forth in Section 4.5 of the Agreement.

“Supplier Laws” has the meaning set forth in Section 4.6 of the Agreement.

“Supplier Proprietary Software” means the Software owned, acquired or developed by or on behalf of Supplier and used in connection with the Services.

“Supplier Service Location” means a Supplier service location identified in Exhibit 6 or any new Supplier Service Location thereafter added pursuant to Article 11 of the Agreement.

“Supplier Software” means the Supplier Proprietary Software, the Supplier Third Party Software, and the Supplier Derivative Works, collectively.

“Supplier Staff” means the personnel of Supplier and Supplier Agents who provide the Services.

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“Supplier Third Party Software” means the Software and Documentation licensed, leased or otherwise obtained by Supplier from a third party that is used in connection with the Services or with any Supplier Software or Michaels Software.

“Systems” means the Software, tools and the Equipment, collectively, used in connection with the Services.

“Taxes” has the meaning set forth in Section 19.1 of the Agreement.

“Term” means the Initial Agreement Term and any renewal terms agreed by the Parties in accordance with Section 2.2 of the Agreement.

“Termination Assistance Period” means a period of time designated by Michaels, commencing on a date designated by Michaels, after Michaels has determined that there shall be a termination or expiration of the Agreement or any other cessation of all or any part of the Services (including due to a divestiture or partial termination by Michaels), in each case as requested by Michaels and continuing for up to 18 months after the last day of the Term, and which may be extended by Michaels for up to an additional 6 months, during which Supplier shall provide the Termination Assistance Services with respect to any part of the Services being terminated.

“Termination Assistance Services” means Supplier’s (and Supplier Agents’) provision of:  (a) the Services (and any replacements thereof or substitutions therefore); (b) cooperation with Michaels and Successor as necessary to facilitate the smooth and orderly transition of the Services to Successor; (c) information relating to the number and function of each of the Supplier Staff; (d) subject to the approval of Michaels, a plan for the smooth and orderly transition of the performance of the Services from Supplier to Michaels or Successor; (e) training for personnel of Michaels and/or Successor in the performance of the Services being transitioned to Successor; (f) access to Transitioned Employees who remain at that time as the Supplier Staff so that Michaels or its designees may extend offers of employment to such Transitioned Employees; waivers of Section 12.9 of the Agreement with respect to such Transitioned Employees; waivers of any prohibitions in any employment agreements of such Transitioned Employees that may restrict such individuals from accepting offers from Michaels or Successor; cooperation with Successors efforts to hire such Transitioned Employees, including not making counter offers; (g) information related to the Services that will assist Michaels in drafting requests for proposals relating to the Services, and cooperation with, and due diligence information for, recipients of such requests for proposals; and (h) other services requested by Michaels necessary to facilitate the transfer of Services.

“Termination Fee” means a fee specified in Exhibit 4 that Michaels shall pay to Supplier in the event Michaels terminates the Agreement pursuant to Section 25.1 or Section 25.2 of the Agreement.

“Third Party Contracts” means the Assigned Agreements and the Managed Agreements, collectively.

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“Tier One Offshore Service Providers” means suppliers providing services in offshore locations who are generally considered in standard industry benchmarkers (such as Gartner Reports) as tier one service providers, including, but not limited to: Accenture; Computer Sciences Corporation; IBM; Infosys Technologies; Wipro; and Unisys Corporation.

“Transformation Services” has the meaning set forth in Section 5.3 of the Agreement.

“Transition Charge” means a charge for the Transition Services specified in Exhibit 4.

“Transition Credit” means a credit applied against the Fees as a result of Supplier’s failure to meet a Transition Milestone, which credit is specified in the Transition Plan.

“Transition Manager” has the meaning set forth in Section 5.1 of the Agreement.

“Transition Plan” has the meaning given in Section 5.1 of the Agreement.

“Transition Milestones” means milestones, including Critical Transition Milestones, relating to Supplier’s obligations to complete certain Transition Services on certain dates in accordance with the Transition Plan.  The Transition Milestones are set forth in the Transition Plan

“Transition Services” has the meaning set forth in Section 5.1 of the Agreement.

“Transitioned Employees” means certain Michaels employees listed in Exhibit 15 who become employees of Supplier or Affiliates of Supplier in accordance with Exhibit 15.

“Turnover” has the meaning set forth in Section 12.4 of the Agreement.

“Use” means the right to use, execute, reproduce, perform, display, maintain, modify, enhance, create Derivative Works of, make and have made.

“Work Product” means any manuals, reports, diagrams, data models, schematics, training materials and similar items created by Supplier or Supplier Agents in the course of performing the Services, excluding Software, Supplier IP and any Supplier Background Technology that is contained in such Work Product.

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